As filed with the Securities and Exchange Commission on March__, 2006

Registration No. 333-128831

SECURITIES AND EXCHANGE COMMISISON

Washington, D.C. 20549

_______________________________________

AMENDMENT NO. 2 TO

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_______________________________________

UNIVERSAL FOG, INC.

(Name of Small Business Issuer in its Charter)

Delaware	3564	86-0827216
(State or other jurisdiction of incorporation or organization	(Primary Standard Classification Code Number)	(I.R.S. Employer Identification No.)

_______________________________________

1808 South 1st Avenue

Phoenix, Arizona 85003

(602) 254-9114

(Address and Telephone Number of Principal Executive Offices)

Tom Bontems

Chairman

1808 South 1st Avenue

Phoenix, Arizona 85003

(602) 254-9114

(Name, Address, and Telephone Number of Agent for Service)

Copies to:

David M. Rees, Esq.

Vincent & Rees, L.C.

175 East 400 South, Suite 1000

Salt Lake City, Utah 84111

(801) 303-5730

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

_______________________________________

Class of Securities to be Registered	Proposed Maximum Aggregate Amount to be Registered	Proposed Maximum Offering Price Per Share	Aggregate Offering Price	Registration Fee

Common Stock, Par value $0.0001 Per share	15,557,800	$0.50 (1)	$7,778,900(2)	$915.57

______________________________________________________________________

(1)

The proposed maximum offering price per share is estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(o) based on the estimated maximum offering price of the Registrant’s common stock.

(2)

Represents the aggregate gross proceeds from the exercise of the maximum number of shares of 11,557,800 that could potentially be sold by the selling stockholders and an aggregate of 4,000,000 shares to be sold by the Company.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

_____________________, 2006

The information in this Prospectus is not complete and may be changed. We may not sell the securities represented thereby until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where such offer or sale is not permitted.

UNIVERSAL FOG, INC.

Common Stock 4,000,000 Shares Offered by Universal Fog, Inc.

Common Stock 11,557,800 Shares Offered by Certain Selling Shareholders

There is no public market for our common stock. We intend to apply for a listing on the OTC Bulletin Board. We do not have a proposed symbol.

________________________________________________________________________

Investing in our common stock involves risks. You should consider carefully the Risk Factors Section beginning on page 5 of the Prospectus before deciding whether to purchase any shares of our common stock.

________________________________________________________________________

Neither the Commission nor any state securities commission has approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of our common stock offered herein are being offered by certain selling stockholders and by our management in a self-underwritten offering. We are offering the shares for cash on a best efforts basis. The maximum number of shares that may be sold by UFI in the offering is 4,000,000. We intend to close on sales of shares with respect to subscriptions we accept. There is no minimum offering amount and all funds will be transmitted to UFI, not an escrow agent. This offer is being made from the date hereof until September 30, 2006.

Offering Price:	$0.50 per Share	$7,778,900 aggregate
Estimated Expenses:	$0.00625 per Share	$25,000 aggregate
Estimated Net
Proceeds to
Universal Fog:	$0.49375 per Share	$1,975,000 aggregate

Page

Prospectus Summary	5
Risk Factors	6
Forward Looking Statements	7
Use of Proceeds	7
Market for Common Equity	8
Management’s Discussion and Analysis	8
Balance Sheet Summary	12
Our Business	13
Legal Proceedings	17
Description of Property	17
Management	17
Certain Relationships and Related Transactions	19
Executive Compensation	19
Security Ownership of Certain Beneficial Owners and Management	20
Description of Our Capital Stock	20
Determination of Offering Price	21
Selling Stockholders	21
Plan of Distribution	24
Interests of Named Experts and Counsel	26
SEC’s Position on Indemnification for Securities Act Liability	26
Changes in and Disagreements with Accountants	26
Where You Can Find More Information	26
Index to Financial Statements	27

PROSPECTUS SUMMARY

This Section answers in summary form some questions you may have about the offering and highlights some of the information contained elsewhere in this Prospectus. Because this Section is a summary, it does not contain all of the important information that you should consider before purchasing any Universal Fog stock offered in this Offering. You should carefully read the entire Prospectus, including the “Risk Factors” sections beginning on page 5. For convenience, references to “we,” “us,” “the Company,” “UFI”, or “Universal Fog” mean Universal Fog, Inc. You should only rely on the information contained in this document or others to which we refer you. We have not authorized anyone to provide you information that is different. If anyone provides you with different or inconsistent information, you should not rely on it.

On May 9, 2005, we entered in a stock purchase agreement and share exchange with Edmonds 6, Inc., a Delaware corporation (“Edmonds 6”). Edmonds 6 was incorporated on August 19, 2004 under the laws of the State of Delaware to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions. Pursuant to this agreement, Universal Fog, Inc. (which has been in continuous operation since 1996) became a wholly owned subsidiary of Edmonds 6, Inc. Immediately thereafter, Edmonds 6, Inc. changed its name to Universal Fog, Inc.

Universal Fog, Inc. began in 1989 as the unincorporated high pressure misting division of Arizona Mist, Inc. We began manufacturing systems for outdoor cooling in Arizona and expanded to distribute throughout the United States. As we grew, so did the need for more efficient, more effective, and higher quality commercial grade products. The sale of Arizona Mist, Inc. on July 22, 1996 to Orbit Sprinklers did not include the high pressure misting division. Universal Fog, Inc. was incorporated on July 11, 1996 to continue to manufacture and distribute high pressure misting systems.

All Universal Fog high pressure fog systems are custom designed and manufactured for each specific application. We incorporate three different types of tubing in our systems enabling us to comply with nearly any design requirement. Our low profile 3/8” flexible nylon tubing utilizes our patented SLIP-LOKTM brass fittings allowing extreme versatility and easy installation. The use of 3/8” high-pressure nitrogenized copper is aesthetically very pleasing and enables us to conceal our mist lines behind walls, such as stucco, and meet certain building code requirements. In addition, we also produce systems using 3/8” stainless steel tubing, though copper systems are recommended, providing one of the most extensive product selections in the industry.

How It Works

The concept is inherent in nature, such as water vapor, clouds and fog, which occur due to the earth’s environment. Universal Fog’s high pressure fog systems can create the same environment where and when you want it. Using normal tap water and pressurizing it to 800 PSI with our high-pressure pump modules, we force water through a series of patented brass and stainless steel nozzles creating a micro-fine mist or “fog”. With droplets ranging in size from 4 – 40 microns, the fog flash evaporates, removing unwanted heat in the process. Temperature drops up to 400 Fahrenheit are typical in situations where high heat and low humidity exist.

 The Current Offering

Universal Fog is offering a total of 4,000,000 shares of common stock at a price of $0.50 per share. In addition, certain selling stockholders and affiliates are offering an aggregate of 11,557,800 shares of common stock at a price of $0.50 per share or, if different, at the market price per share for the duration of the offering. The period of the offering is from the date of this prospectus until September 30, 2006.

Our principal executive offices are located at 1808 South 1st Avenue, Phoenix, Arizona 85003. Our telephone number is (602) 254-9114, and our websites are www.unifog.com, universalfog.com, and universalfogmistingsystems.com. Information on our websites is not part of this Prospectus.

RISK FACTORS RELATED TO OUR BUSINESS

You should carefully consider the following factors, together with the other information contained in this Prospectus, before exercising purchasing our common stock we are offering. An investment in our common stock involves a high degree of risk and may not be appropriate for investors who cannot afford to lose their entire investment.

If We Do Not Raise Enough Money, We Will Have To Delay Our Expansion Plans.

When entering into new markets we cannot be sure that all distribution and other channels in which we invest our time and money to develop will become profitable. We intend to invest the capital raised by UFI from the current offering into some or all of these new markets and sales channels. If we do not raise all $2,000,000.00, we may not be able to complete all the expansion plans; however, our core business should not be impacted by these expansion plans. Failure to raise adequate capital will substantially reduce our ability to grow.

We May Not Qualify to Refinance the Balloon Note Payment Due May 30, 2006.

The mortgage payable was assumed by UFI on January 3, 2005 when the land, office and manufacturing facilities were contributed to UFI as additional paid in capital by our majority stockholder. The mortgage payable bears interest at 8.4%, contains no restrictions or debt covenants and provides for monthly principal and interest payments of $1,443 through May 30, 2006 at which time the remaining principal and all accrued interest shall be due and payable. The principal balance due at December 31, 2005 was $143,296 and there can be no assurance that we will be able to refinance this balance when due.

Our Future Success Is Dependent, In Part, On the Performance and Continued Service of Our Managers and Officers.

We are presently dependent to a great extent upon the experience, abilities and continued services of our managers and officers. The loss of services of any of the management staff could have a material adverse effect on our business, financial condition or results of operation. Our ability to grow the business is dependent on the managers and other key staff We currently do not carry key man insurance on any of our officers or directors. Specifically, the loss of our misting expert, Tom Bontems, would substantially reduce our ability to create new products and consequently could inhibit our growth potential.

We Have a History of Operating Losses.

Universal Fog, Inc. has a history of operating losses and there can be no assurance that this trend will be reversed by using the proceeds of this offering. Should this trend not be reversed, it will materially adversely affect the investors in this offering by not allowing the company to declare and pay dividends and may ultimately cause the Company to go out of business.

Our Stock does not Trade on any Exchange and is Illiquid.

Although we intend to make arrangements for our common stock to trade on a national stock exchange, such exchanges are highly regulated and there can be no assurance that we will ever succeed in having our stock trade on such an exchange. In addition, even if we do succeed in having our stock listed on a national exchange, there can be no assurance that an active market will ever develop in our stock. The limited market liquidity for our stock may affect your ability to sell at a price that is satisfactory to you.

Tom Bontems will be able to Significantly Affect our Management and Operations, Acting in his Best Interests and not Necessarily those of Other Stockholders.

Tom Bontems owns approximately 64.7% of our common stock. In all events, Mr. Bontems will be in a position to significantly affect, and fully control, UFI, the election of its directors, and its general affairs. In addition, he may exercise his ability to decide matters requiring a stockholder vote in a manner that advances his best interests, not necessarily those of our other stockholders.

Our Business is Seasonal in Nature.

The nature of the misting business is seasonal. Customers are more likely to purchase misting systems in the spring and summer than the fall and winter. This seasonality may affect our cash flow and inhibit our ability to market our products in a consistent manner.

Our Products have been Linked to a Potential Increase in the Likelihood of Contracting Legionnaires Disease.

Several studies have been conducted that link the breathing of mistified air with the contracting of Legionnaires Disease. None of these studies have been conclusive, however, there have been some suggestions that there is a correlation. In the event that studies show a stronger link, or the public perception of potential harm increases, our sales could suffer.

A Market for our Products may Fail to Fully Develop, or a Large Enough Market may not Exist to Support our Expansion Plans.

We believe that the misting business is still in its relative infancy. However, the risk exists that the market as a whole will not grow substantially. If that is the case, we will face increased competition and may not be able to grow as rapidly as we would like.

FORWARD LOOKING STATEMENTS

Statements in this Prospectus other than statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and are the subject of the “safe harbor” that such section creates. These forward-looking statements include, but are not limited to, statements about:

. dependence on key personnel;

. competitive technology and products;

. sufficiency of our cash resources;

. our operations and legal risks;

. our history of operating losses;

. our research, development, and other expenses;

. dependence on revenues from existing and new customers;

The forward-looking statements are generally identified by words such as “expect,” “anticipate,” “intend,” “believe,” “hope,” “assume,” “estimate,” “plan,” “may,” “might,” and similar words. Discussions containing these forward-looking statements may be found, among other places, in the “Our Business” and “Management’s Discussion and Analysis of Financial Condition and Result of Operations” Sections of this Prospectus. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements. Reference is made to discussion about risks that may affect our business under the “Risk Factors” discussion beginning on page 6. We do not undertake any obligation to update forward-looking statements. You should consider the risks discussed in this Prospectus in evaluating our prospects and future performance.

USE OF PROCEEDS

Our gross proceeds from the offering depend on the number of shares that are purchased. If all of the shares offered under this Prospectus are purchased, then we will receive gross proceeds of $2,000,000.00.

We estimate applying the gross proceeds from the offering, respectively assuming full subscription, 50% subscription and 25% subscription, as follows:

Subscription Level	100%	50%	25%

Initial stock registration activities	$25,000	$25,000	$25,000

Working Capital (Priority 1)	$775,000	$375,000	$175,000

Sales & Marketing (Priority2)	$800,000	$400,000	$200,000

Product Development (Priority 3)	$400,000	$200,000	$100,000

Total	$2,000,000	$1,000,000	$500,000

Working capital funds will allow us to expand operations, fund inventory and hire additional overhead staff.

Sales and Marketing funds will be utilized to launch a full-fledged advertising campaign and hire additional sales personnel. The marketing campaign will take the form of print, radio and TV advertisements, as well as sponsorships.

Product Development funds will be utilized to enhance our product offerings in the fog / misting product category. Umbrellas and other proprietary products are in the development process and require funding in order to proceed. Patent portfolio development will also entail a significant portion of the product development expense.

MARKET FOR COMMON EQUITY

There is currently no public market for our common stock. We intend to list our common stock on the OTC Bulletin Board as soon as reasonably practicable. However, there can be no assurance that we will be successful in listing our stock. The primary listing requirements include an NASD authorized broker/dealer filing a 15(c)211 and making a market in our common stock, as well as remaining current with our reporting requirements with the Securities and Exchange Commission.

As of the date of this offering, no options to purchase our common stock have been issued. There are no shares that are currently eligible for resale under Rule 144 of the Securities Act. There are an aggregate of 15,557,800 shares of our common stock that are being publicly offered in this offering, including 4,000,000 shares to be issued by UFI. As of December 31, 2005, there are a total of 61 holders of our common stock and one holder of our preferred stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS

Critical Accounting Policies

This “Management’s Discussion and Analysis” and the accompanying reviewed financial statements are presented in accordance with U.S. generally accepted accounting principles for interim financial information and the instructions to Form 10-QSB and item 310 under subpart A of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal occurring accruals) considered necessary in order to make the financial statements not misleading, have been included. Operating results for the nine months ended September 30, 2005 are not necessarily indicative of results that may be expected for the year ending December 31, 2005. The financial statements are presented on the accrual basis.

The following discussion and analysis of our financial condition as of December 31, 2004 and the results of our operations for the nine month periods ended September 30, 2005 and September 30, 2004 should be read in conjunction with our financial statements and notes thereto which are included herein. All information contained in this Section refers to the historical business of Universal Fog.

Results of Operations

Universal Fog, Inc. was incorporated in the state of Arizona on July 11,1996 and was the successor of the business known as Arizona Mist, Inc. which began in 1989. The Company began manufacturing systems for outdoor cooling in Arizona and quickly expanded to distribute throughout the United States. As the Company grew, so did the need for more efficient, more effective, and higher quality commercial grade products.

For financial reporting purposes the reverse merger with Edmonds 6 has been treated as a recapitalization of UFI with Edmonds 6 being the legal survivor and UFI being the accounting survivor and the operating entity. That is, the historical financial statements prior to May 9, 2005 are those of UFI and its operations, even though they are labeled as those of the Company. Retained earnings of UFI related to its operations, is carried forward after the recapitalization. Operations prior to the recapitalization are those of the accounting survivor, UFI and its predecessor operations, which began July 11, 1996. Earnings per share for the periods prior to the recapitalization are restated to reflect the equivalent number of shares outstanding for the entire period operations were conducted. Upon completion of the reverse merger, the financial statements become those of the operating company, with adjustments to reflect the changes in equity structure and receipt of the assets and liabilities of UFI.

Comparison of the Nine-Month Periods Ended September 30, 2005 and 2004

Revenues. Revenues for the nine-month period ended September 30, 2005 were $632,343 compared to $433,737 for the same period ended September 30, 2004. The increase in revenues in 2005 was due to increased awareness of our products in the Phoenix area due to the addition of an outside sales person, the addition of a 50 inch fan to our product line, and purchases by a new distributor in Houston, Texas.

Cost of Sales. Cost of sales for the nine-month period ended September 30, 2005 were $202,178, compared to $134,458 for the nine-month period ended September 30, 2004. This increase is the result of higher revenues compared to the corresponding nine-month period in 2004.

Operating Expenses. Operating expenses for the nine-month period ended September 30, 2005 were $579,505, compared to $196,601 for the nine-month period ended September 30, 2004. Selling and marketing expenses increased to $43,501 during these nine months in 2005 from $3,915 for the same nine months in 2004 due to promotional costs allocated to the new distributor. Compensation increased from $113,365 in the nine-month period of 2004 to $272,948 in the same nine-month period in 2005 due to increased sales, the addition of a new chief operating officer and additional sales personnel. General and Administrative expenses increased from $79,621 in the nine-month period ended September 30, 2004 to $263,056 in the same period of 2005. This increase was due to costs associated with becoming a reporting company which include additional professional services such as legal, accounting and auditing. The primary components were legal fees representing the purchase of Edmonds 6, Inc. and the audit for the years ended December 31, 2004 and 2003, respectively and the 5 months ended May 31, 2005.

Depreciation and Amortization. Depreciation and amortization are included in General and Administrative expenses. For the nine-month period ended September 30, 2005, these costs were $13,142, compared to $7,534 for the nine-month period ended September 30, 2004. This increase was due to the beginning depreciation added by the acquisition of our facilities.

Liquidity and Capital Resources. We funded our cash requirements for the nine-month period ended September 30, 2005 through operations and $313,522 from the sale of restricted common stock in two private placements. UFI sold 2,000,000 shares of restricted common stock to an existing stockholder for $100,000 of which $61,322 was paid by September 30, 2005. In October, an agreement was reached with the shareholder, to return 300,000 shares of common stock to UFI. UFI then cancelled the subscription receivable. An additional 1,008,800 shares of restricted common stock was sold to unrelated parties for $252,200 in another private placement. All of these shares are fully paid and non-assessable. In addition, the Company converted debt in the amount of $135,000 owed to Doyle Powell into 540,000 shares of restricted common stock. The Company does not have any material commitments for capital expenditures as of the date of this report. Management believes sufficient cash flow from operations and the sale of additional common stock will be available during the next twelve months to satisfy its short-term obligations.

In April 2005 UFI raised $61,322 through the sale of 2,000,000 shares of its common stock at a price of $0.05 per share for a total of $100,000 with the balance of $38,678 being a subscription receivable. In May 2005 UFI raised $35,000 through the sale of 140,000 shares of its common stock at a price of $0.25 per share. In August 2005 UFI raised $214,700 through the sale of 858,800 shares of its common stock at a price of $0.25 per share. All of these shares were issued under exemptions from the Federal Securities Laws in accordance with Rule 506 of the Securities Act of 1933, as amended (the “Securities Act”).

During the month of May 2005, UFI also issued 540,000 shares of its common stock to Doyle Powell in exchange for the extinguishment of debt in the amount of $135,000. Such shares were issued under exemption from registration in accordance with Section 4(2) of the Securities Act.

During the months of May 2005 through August 2005 UFI issued an aggregate of 513,500 shares of its common stock in exchange for services rendered on behalf of UFI by certain third parties. In August 2005 UFI issued an aggregate of 54,500 shares of its common stock to its employees in exchange for services rendered on behalf of UFI. UFI also issued 40,000 shares to members of its Board of Directors as 2005 Director Compensation and 384,000 shares were issued to Vincent & Rees for attorneys’ fees. An additional 35,000 shares were issued as commissions. All of these shares were issued under exemption from registration in accordance with Section 4(2) of the Securities Act.

In May 2005, we issued 4,000,000 shares of preferred stock, convertible into common stock on a one-for-one basis at the option of the holder, Tom Bontems, in exchange for his contribution of certain patents to the Company, as referenced in Exhibit 2.4 to this Registration Statement. Such shares were issued under exemption from registration in accordance with Section 4(2) of the Securities Act.

Cash increased by $122,378 during the nine-month period ended September 30, 2005. Over the same period in 2004, cash increased by $24,266. During the nine-month period ended September 30, 2005, our operating expenses were increased due to expenses related to the Edmonds 6 transaction, primarily attorney fees and the cost of the transaction which gave UFI negative cash flow from operations of $138,523 and negative cash flow from investing of $49,635. This was offset by the net cash provided by financing activities of $310,536 giving UFI a net cash increase of $122,378.

We are currently incurring cash expenses in the amount of approximately $63,000 per month for all operations, of which fixed costs account for approximately $24,000. We anticipate cash expenditures of approximately $189,000 for the quarter ended December 31, 2005. We believe our current liquidity and capital resources, together with the proceeds received in this offering and our ongoing operations, are sufficient to support our ongoing business operations.

UFI has undertaken cost cutting measures to lower its operating expenses for the year beginning in January 2006. We have reduced our monthly cash expenses to approximately $35,000 for all operations, of which fixed costs account for approximately $24,000. We anticipate cash expenditures of approximately $420,000 for the year ended December 31, 2006. We believe our current liquidity, capital resources, and anticipated sales for the coming year are sufficient to support our core business operations. Proceeds received in this offering will allow us to expand our operations.

At June 30, 2005, UFI has assumed a mortgage payable on the office/production facility in the amount of $147,570.00. The mortgage bears interest at 8.4% with monthly principal and interest payments of $1,443.00 through May 30, 2006 at which time the remaining principal and all accrued interest shall be due and payable. UFI is in the process of negotiating a new loan to pay the balance of the mortgage. The principal and interest payment of $1,443.00 is current and being paid by UFI on a timely basis. The mortgage holder is Heritage Bank.

UFI has suffered an operating loss for the nine-month period ending September 30, 2005 of $163,689. This loss was primarily the result of the expenses of becoming a reporting company, and include the cost of the Edmonds 6 transaction, attorney’s fees and audit and accounting fees. $48,500 of these costs are non-recurring in nature as they were directly related to the transaction. If UFI does not raise adequate funds from this offering, we will curtail our expansion plans and, if necessary, will seek a line of credit secured by the building which will allow UFI to continue as a going concern as our core business should not be affected.

Comparison of the Year Ended December 31, 2004 and the Year Ended December 31, 2003.

Revenues. Revenues for the twelve-month period ended December 31, 2004 were $564,970, compared to $612,724 for the twelve-month period ended December 31, 2003. The decrease in revenues in 2004 was the result of an employee leaving and taking a customer who normally made substantial purchases of approximately $100,000 per 12 month period.

Cost of Sales. Cost of sales for the twelve-month period ended December 31, 2004 was $133,472 compared to $245,664 for the twelve-month period ended December 31, 2003. The decrease in 2004 is the result of decreased sales.

A new product was manufactured for a customer for resale to a third party. The customer installed the product incorrectly and was not paid by the third party, resulting in UFI not being paid by the customer. The resulting receivable was $22,848, and a reserve for a doubtful account was set up in that amount.

Operating Expenses. Operating expenses for the twelve-month period ended December 31, 2004, were $319,297, compared to $418,303 for the twelve-month period ended December 31, 2003. Advertising and marketing expenses decreased from $9,915 during the twelve-month period ended December 31, 2003, to $5,337 for the twelve-month period ended December 31, 2004., Compensation expense decreased from $230,327 in the twelve-month period ended December 31, 2003, to $106,570 for the twelve-month period ended December 31, 2004, due to additional labor required on a large order received in 2003. This incremental labor was not required in 2004. General and Administrative expenses increased from $178,061 for the twelve-month period ended December 31, 2003, to $207,390 for the twelve-month period ended December 31, 2003. This increase was due to an increase in normal operating costs.

Depreciation and Amortization. Depreciation and amortization are included in General and Administrative expenses. For the twelve-month period ended December 31, 2004, these costs were $10,045 compared to $16,022 for the twelve-month period ended December 31, 2003. This decrease was due to expiration of useful lives on vehicular assets.

Liquidity and Capital Resources. We funded our cash requirements for the fiscal years ended December 31, 2004 and December 31, 2003 through our operating activities and advances from our majority stockholder. Our management believes that we will generate sufficient cash from operations and the proceeds of this offering to meet our cash requirements. As of the date of this filing, we have $244,608 in cash and receivables.

Off Balance Sheet Arrangements. We did not enter into any written or oral off balance sheet arrangements during the fiscal years ended December 31, 2004 and December 31, 2003 and we do not have any through the date of this filing, nor do we anticipate any in the future.

BALANCE SHEET SUMMARY

Universal Fog, Inc.

And Subsidiary

Consolidated Balance Sheet

(Unaudited)

September 30, 2005
Assets

Current Assets:

Cash and cash equivalents	$126,741
Accounts Receivable, net of allowance
for doubtful accounts of $22,848	109,203
Inventory	153,448

Total Current Assets	389,392

Property, Plant, and Equipment, net of
accumulated depreciation of
$106,008	502,090
Patent Rights, net of $1,230 of
accumulated amortization	48,988

Total Assets	$940,440

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts Payable-trade	$115,058
Accrued Expenses	21,170
Advances from Stockholders	49,075
Note Payable	145,168

Total Current Liabilities	330,471

Stockholders’ Equity:

Convertible preferred stock, $.0001 par value,
10,000,000 shares authorized, 4,000,000
and 0 shares issued and outstanding	400
Common stock, $.0001 par value,
300,000,000 shares authorized,
38,652,300 shares
issued and outstanding	3,865

Additional Paid-in Capital	901,601
Stock Subscription Receivable	(38,678)
Accumulated Deficit	(257,219)

Total Stockholders’ Equity	609,969
Total Liabilities
and Stockholders’ Equity	$940,440

See Notes to Consolidated Financial Statements

OUR BUSINESS

General

On May 9, 2005, we entered into a Stock Purchase Agreement and Share Exchange (the “Stock Purchase Agreement”) with Edmonds 6, Inc, a Delaware corporation (“Edmonds 6”). Pursuant to the terms of the Stock Purchase Agreement, Edmonds 6 issued 34,000,000 shares of common stock to the shareholders of Universal Fog and the historical shareholders of Universal Fog held all of the issued and outstanding stock of Edmonds 6. No stock was issued to Edmonds 6. Mr. Richard Neussler was paid a cash fee of $36,000 by Mr. Tom Bontems in exchange for services performed in connection with the Stock Purchase Agreement. This fee is not reimbursable by UFI.

Edmonds 6, Inc. was incorporated on August 19, 2004 under the laws of the State of Delaware to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions. Pursuant to the terms of the Stock Purchase Agreement, Universal Fog, Inc. (which has been in continuous operation since 1996) became a wholly owned subsidiary of Edmonds 6. Immediately thereafter, Edmonds 6 changed its name to Universal Fog, Inc.

Universal Fog, Inc. began in 1989 as the high pressure misting division of Arizona Mist, Inc. We began manufacturing systems for outdoor cooling in Arizona and expanded to distribute throughout the United States. As we grew, so did the need for more efficient, more effective, and higher quality commercial grade products.

We manufacture and install high pressure mist systems and fog fans. We offer system sizes ranging from 1/4 gpm to 9 gpm. Both copper and nylon systems are available. We usually install the copper systems but we also ship them to other states and countries where they are usually installed by our distributors or by local plumbers. Our nylon kits are for the do-it-yourself individual. A fan system includes a fan, mist ring, nozzles, and pump. We offer service contracts to maintain installed systems. Our products are used in residential, commercial, industrial, and agricultural applications. We offer replacement parts not only for our systems but for competitors systems as well.

All Universal Fog, Inc. high pressure fog systems are custom designed and manufactured for each specific application. We incorporate three different types of tubing in our systems enabling us to comply with nearly any design requirement. Our low profile 3/8” flexible nylon tubing utilizes our patented SLIP-LOKTM brass fittings allowing extreme versatility and easy installation. This tubing is extruded nylon which is tested to comply with use at our system operating pressures. Our Slip-LokTM fittings allow the nylon tube to be securely connected to other sections of tube and to nozzles by easily pushing the tube inside the connector. The tube can then be removed from the connector by activating a release collar. The use of 3/8” high-pressure nitrogenized copper is aesthetically very pleasing and enables us to conceal our mist lines behind walls, such as stucco, and meet certain building code requirements. In addition, we also produce systems using 3/8” stainless steel tubing, though copper systems are recommended, providing one of the most extensive product selections in the industry.

Universal Fog has been a supplier of high pressure misting systems, serving both the consumer and industrial markets in a variety of applications. Some of those applications include cooling and humidity control, dust suppression, odor control including ammonia, concrete curing, frost protection, sterilization of environments (antimicrobial applications), aesthetic applications, bird and pest control, cotton storage, produce freshening and many others.

Universal Fog purchases a variety of components from global manufacturers. Some components are off the shelf while others are manufactured to our specifications. Many of our products are created from raw materials in house. Such products include fixtures and tubing for specific OEM applications, carts, fans, bracketry and pump assemblies. Universal Fog has in house assembly, welding, cutting, forming, machining, drilling, swedgeing, crimping, and painting operations and is primarily engaged in metalworking.

How It Works

The concept is inherent in nature, such as water vapor, clouds, and fog, which occur due to the earth’s environment. Our high pressure fog systems can create the same environment where and when you want it. Using normal tap water and pressurizing it to 800 PSI with our high-pressure pump modules, we force water through a series of patented brass and stainless steel nozzles creating a micro-fine mist or “fog”. This pressure of 800 pounds per square inch is approximately eight times higher than normal tap water pressure. This substantial increase in pressure allows our systems to produce substantially smaller water droplets than those produced with normal tap water pressure. With droplets ranging in size from 4 – 40 microns, the fog flash evaporates, removing unwanted heat in the process. Temperature drops up to 400F are typical in situations where high heat and low humidity exist.

Principal Products and Services

Universal Fog’s primary product is a misting system which consists of a high pressure pump assembled to specifications, mistline which comes in the form of nylon, copper or stainless steel which varies in length, various fittings for these systems and spray nozzles. This primary product is adapted to various specific applications including direct mount to homes, lighting fixtures, fog fans, umbrellas and others. Universal Fog performs the majority of the installations directly on site. The markets for these products follow:

Cooling Systems & More

The concept of fog and its benefits has been in use for over 50 years. While most commonly known for cooling, fog can be used for a variety of applications.

Textiles, Knitting, and Weaving

Maintain fiber moisture content, increase fiber tensile strength, reduce yarn breakage, control lint and cotton fly, reduce static electricity.

Furniture and Woodworking

Maintain wood moisture content; control warping, shrinking, splitting, delaminating, and glue joint separation; reduce dust control problems.

Printing and Paper

Control static electricity, improve ink performance, control dimensional stability of paper, achieve higher production speeds, keep ink from drying on rollers.

Power Generation

Increase gas turbine output with cooler inlet air; remove dust from air stream with less pressure drop than filters.

Dust Control and Air Scrubbing

Super-small fog droplets are very effective for scrubbing dust and chemicals from air streams.

Painting and coating

Control air conductivity for electro-static painting and coating, improve application of water-based paints.

Odor control

Atomize emollients for odor reduction at waste treatment plants, livestock, or waste facilities.

Food Processing

Cool cooked foods before packaging. Humidify bread at rising stage.

Cement curing

Humidifies without wetting to prevent leaching or cracking and create a stronger product.

Special Effects

Mimic smoke, rain forests and swamp effects, and use in place of haze for lasers or lighting; add to fountains.

Cooling

Fog systems for cooling can lower temperatures up to 350F. When used with fans, temperatures can be reduced by as much as 450F, which is ideal for outdoor patios, dairies, poultry houses, hog farms, etc...

Humidity in greenhouses

 Humidify propagation and storage areas for plants or vegetables. Apply insecticides and preservatives.

A partial list of customers that have installed Universal Fog high-pressure fog systems is as follows:

Oman Ag. Dev. Co. (SAOG)	Natural Stone	El Paso Bar-B-Que
Al Jammaz Group (Saudi Arabia)	Bakersfield Cotton Warehouse	Radisson Resort
Starbucks	Hospice of the Valley	Four Peaks Brewing Co.
NASA	Summit Academy	Chops Restaurant
Paradise Bar & Grill	Coffee Grounds	Sea World
Allied Waste	Mountain Shadows	Gentle Strength Co-op Scottsdale
Princess	Busch Gardens	Montessori School
The Wright House	Einstein’s Bagels	Prince of Peace
Gary Gietz Master Builders	Tutor Time Preschool	City of Bayonne NJ Fire Dept
Marriott Hotels	United Dairyman of AZ	Shiloh Custom Homes
Lockheed-Martin	Isaac School District	Geronimo Farms
Universal Studios	Greyhound Bus Lines	Weitz Company
Walt Disney World	Disneyland	Phoenix Zoo
Lockheed	Motorola	Intel, Inc.
Tanger Outlet Centers	Calcot USA	Cobra Mining Company
City of Scottsdale	Phoenix Int’l Airport	City of Mesa
Scottsdale Airpark	Ugly Duckling Car Sales	City of Tempe

None of these installations were financially material to us by themselves. The majority of our sales volume is made through distributors.

In addition to these companies, Universal Fog has installed numerous high pressure residential systems in existing residential patios, gazebos, waterfall features, pet runs, and decks.

Product Distribution

Our products are distributed directly to consumers through the installation process. Universal Fog also distributes its products through exclusive and non-exclusive distributors and resellers which in turn perform product installs for final customer use. A small percentage of systems are purchased direct by the consumer as kits which get installed by the consumer or a local contractor. Typically these systems are of the nylon type.

Competitive Landscape

Universal Fog competes fiercely against several competitors both locally and nationally. Some are OEM’s while others are distributors. As is the case with many home improvement industries such as roofing, landscaping or HVAC, a consumer which is in the market for a misting system will obtain several quotations from 3 or 4 local misting companies prior to choosing a supplier. This business to consumer market is very price sensitive. The business to business market is less price sensitive. In this market, Universal Fog competes more on product offerings, quality, brand recognition, and reputation in the industry. Universal Fog has positioned itself as a higher cost, higher benefit competitor.

Customer Concentration

We work directly with the end consumers whenever we perform installs, which is the majority of the time. Because of this, UFI will have a new customer for each product produced resulting in hundreds of new customers per year. As UFI continues to develop its distribution base, the number of customers that we deal with directly will decrease. It is our intention to deal more with landscapers, distributors, contractors and OEM’s in the future. Due to the substantial number of customers that UFI deals with we are not dependent on any single customer or group of customers.

Distributors

UFI has granted one exclusive distributor for the territory of Texas and Louisiana. All of our other distributors are independent and non-exclusive. In 2005 we sold products to 40 companies that are distributors or resellers, which accounted for 41% of our total sales for 2005. We have no written agreements other than with the distributor in

Texas and Louisiana. We are seeking to expand our exclusive distributorships in the future. We have no franchises at this time.

Patents & Trademarks

We have two patents which are used in the general course of our business. They are as follows:

US Patent Registration No. 5,441,202, entitled “Misting system with improved couplers.” This patent allows Unifog to disperse mist through nozzles which are integrated into a locking T coupler. The rights to this patent are shared with the co-inventor.

US Patent Registration No. 6,772,967, entitled “Misting nozzle.” This patent allows Unifog to create systems utilizing nozzles which come apart and are easy to clean, which is an important feature in our industry.

We have no registered trademarks at this time.

Licenses

Universal Fog has and keeps current licenses for plumbing, subcategory misting both residential and commercial.

Royalties

UFI does not pay any royalties at this time; however, we do employ a commission structure to provide incentive to our sales force.

Labor contracts

We have no contracts with our non-union labor force and no contracts with any of our management or support staff.

Governmental Regulation / Environmental Impacts

Although there exists no formal regulations for Universal Fog products or services that we are aware of we seek UL and / or TUV recognition on some of our products under a voluntary basis. To our knowledge there are no proposed or contemplated governmental regulations pending that would affect us directly or indirectly. The effects of existing environmental regulations pose negligible costs of compliance to our business.

R&D Activities

We estimate that R&D activities have cost the company $7,500 per year for each of the past two years. Such R&D costs primarily arose from labor with little costs in materials.

Foreign Sales

Sales outside of the United States accounted for 34% of sales in 2003, 22% of sales in 2004, and have accounted for 12% of sales in 2005. Nearly all of these sales were executed through independent distributors and sales representatives in foreign countries.

Market Opportunities

Our goal is to satisfy any outdoor or warehouse cooling needs, humidification needs, dust and odor control needs, or other requirements using only the highest quality materials and the experience of 15 years in the industry.

While the Company feels its current business is sufficient to sustain operations, the Company’s management believes that there currently exists a significant market opportunity for misting systems and therefore it is a very good time to seek aggressive expansion opportunities. With our current product line and patents we feel that we can penetrate markets not usually sought after by the misting crowd. While our commercial and residential sales are strong, there also exist some large vertical sales opportunities that we will pursue. The Company’s Research and Development efforts allow us to further develop unique positions. Tom Bontems, our Research and Development leader, has successfully sold misting and fogging products he has created to major corporations, and has built brand equity for the Company in doing so. It is critical that the company build a sales force to deliver these products to the market.

Offices

Our principal executive offices are located at 1808 South 1st Avenue, Phoenix, Arizona 85003. Our telephone numbers are (602) 254-9114 and (800) 432-6478.

Employees

As of December 31, 2005,we have 12 full-time employees including Tom Bontems, and no part-time employees. We have had a very good relationship with our employees, some of whom have been employed since inception.

LEGAL PROCEEDINGS

In the normal course of our business, we may periodically become subject to various lawsuits. However, there are currently no legal actions pending against us and, to our knowledge, no such proceedings are contemplated.

DESCRIPTION OF PROPERTY

On January 3, 2005, our majority stockholder, Tom Bontems, contributed as additional paid in capital the land, office and manufacturing facilities located at 1808 South First Avenue, Phoenix, Arizona to UFI. Because this transaction is one between entities under common control, these facilities were recorded into our books and records at Mr. Bontems’ historical cost of $401,117. Additionally, leasehold improvements, net of amortization of $6,103 were transferred to paid in capital. These facilities are security for a note payable. The mortgage payable bears interest at 8.4% per annum, contains no restrictions or debt covenants, and provides for monthly principal and interest payments of $1,443 through May 30, 2006, at which time the remaining principal and all accrued interest shall be due and payable. The property was transferred to UFI subject to the existing first mortgage and only that portion of the cost in excess of the mortgage was considered as additional paid in capital. Mr. Bontem’s basis was determined by the original price paid for the facilities and receipts and invoices for for improvements to make the property serviceable. The original purchase price paid by Mr. Bontems was $274,000. Materials and labor necessary to bring the property to a serviceable condition amounted to $165,983 for a total original cost less depreciation and amortization of $38,866 arriving at an amount transferred of $401,117. Improvements included a metal security fence, new roof, construction of offices, addition of paved parking and driveway, HVAC, electrical and plumbing facilities in the offices and additional storage and warehouse facilities.

We believe that our current office space is sufficient for our current needs and that additional space is available should we require additional office space. The condition of our manufacturing facilities is good.

MANAGEMENT

Directors and Executive Officers

The following table sets forth, as of December 31, 2005, the names and ages of all of our directors and executive officers and all positions and offices held. Each director will hold such office until the next annual meeting of shareholders and until his or her successor has been elected and qualified.

Name	Age	Position
Tom A. Bontems	46	President, CEO and CFO, Chairman of Board of Directors
Teri Foster	39	Director
Jack C. Robinson	63	Director
Hall E. Ewing	54	Director and Secretary

The board of directors has appointed an audit, compensation, and disclosure committee consisting of the three independent board members. The audit committee does not have a named financial expert but will contract with an outside party to provide this service.

Family Relationships

There are no family relationships between and among any of our directors or executive officers.

Business Experience

The following summarizes the occupation and business experience during the past five years for our officers and directors.

TOM A. BONTEMS. President Universal Fog, Chairman BOD Universal Fog, incorporated Universal Fog in 1996. Prior to 1996, Mr. Bontems was the President and Founder of Arizona Mist which was incorporated in 1989 and was built into a $5MM business which was sold to Orbit Sprinklers. As a result of the sale of Arizona Mist to Orbit Sprinklers, the high pressure division known as Universal Fog was spun off directly to Mr. Bontems. At this point, Universal Fog, Inc. was created as a stand alone company. Mr. Bontems is an expert in the field of misting, high pressure spray and water handling and nozzle technologies. Further expertise lies in the fields of cotton production management, dairy cow, chicken, hog and horse management. Mr. Bontems also founded ACE Curb and Stone which specializes in stone and masonry construction in the Phoenix area. Additionally, Mr. Bontems founded Peek A Boo Bottoms with the granting of a patent in the field of apparel. Several other patents are held in the high pressure spray industry.

TERI FOSTER is a Private Mortgage Banker at Wells Fargo Home Mortgage in Houston, Texas. Through Private Mortgage Banking, Mrs. Foster provides specialized services for individuals with substantial financial resources. She offers home financing options anywhere in the United States. Mrs. Foster maintains a limited number of alliances with real estate and financial professionals . In so doing, she is able to cultivate mutually beneficial relationships that help to grow businesses . Over the last fifteen years, Mrs. Foster has worked in various roles in the financial/mortgage industry. These roles have included being a branch manager, underwriter, loan closer, credit officer, and a loan officer. Mrs. Foster is an active member of the following organizations: HAR (Houston Association of Realtors) and ABWA (American Business Women’s Association).

JACK C. ROBINSON is a semi-retired owner of commercial property and a storage facility in Gilbert Arizona. He was the founder of RV Interiors in 1985, which developed slide out rooms for recreational vehicles. Mr. Robinson sold RV Interiors in 2001. Mobile home manufacturing, sales, marketing and property development are Mr. Robinson’s forte. To that end he has held positions in industry ranging from Sales Representative to Ombudsman of the mobile home dealers to advisory board member to General Manager. In addition, he owned his own mobile home dealership which he expanded to 3 locations in the San Diego area and subsequently sold.

Mr. Robinson is skilled in sales and marketing and has invoked the use of unusual promotional tactics to increase sales. He also has experience in TV and print advertising.

HALL E. EWING, MA, is the owner of C&P Marketing Inc., a wholesale computer business in Tempe, Arizona, as well as Ocean Cellular, a prepaid phone company. Mr. Ewing received a BS in Physical Education from Towson State University and an MA from the University of South Florida with ongoing post graduate work at the Arizona State University in Education Administration as well as at the Phoenix College for Business. Mr. Ewing has worked in such roles as teacher, high school administrator, leader of sales at Computerland of Arizona, and supporter of Special Olympics programs.

Employment Agreements/ Terms of Office

No members of the Board of Directors or members of the management team presently have employment agreements with us.

Director Compensation

Our directors will receive a fee for attending each board of directors meeting or meeting of a committee of the board of directors. The directors’ fees have not been set and will be determined at a future board meeting. However, in August of 2005, the non-employee directors were compensated in the amount of 10,000 shares of common stock for their services during 2005. All directors will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with attending board of director and committee meetings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On January 3, 2005, our majority stockholder, Tom Bontems, contributed as additional paid in capital the land, office and manufacturing facilities located at 1808 South First Avenue, Phoenix, Arizona to UFI. Because this transaction is one between entities under common control, these facilities were recorded into our books and records at Mr. Bontems’ historical cost of $401,117. These facilities are security for a note payable to Heritage Bank, which was also transferred to and assumed by UFI. As of December 31, 2005, the balance of the note payable to Heritage Bank is $143,296.11 and Mr. Bontems remains as a personal guarantor on the note.

Additionally, Mr. Bontems entered into an agreement whereby he assigned certain patent rights to UFI in exchange for 4,000,000 shares of the Company’s convertible preferred stock (see “Description of Capital Stock”). These patent rights were also recorded at Mr. Bontems’ historical cost of $50,218.

In May 2005, Mr. Richard Neussler was paid a cash fee of $36,000 by Mr. Bontems in exchange for services performed in connection with the Stock Purchase Agreement and Share Exchange Agreement by and among Edmonds 6, Inc., and Universal Fog, Inc. This fee is not reimbursable by UFI.

At January 1, 2003, UFI owed Mr. Bontems $104,247 from advances, net of repayments, made in prior years. During the five months ended May 31, 2005, additional advances of $4,647 were made and $36,000 of advances were repaid. During each of the years ended December 31, 2004 and 2003, we repaid $7,875 and $15,944, respectively, of these advances. The advances are unsecured, non-interest bearing and due upon demand as funds are available.

Also, at January 1, 2003, UFI owed another stockholder, Doyle Powell, $153,064 from advances, net of repayments, made in prior years. During the five months ended May 31, 2005 and each of the years ended December 31, 2004 and 2003, we repaid $4,282, $9,921 and $9,437, respectively, of these advances. The advances were unsecured and payable with interest at 5.0% in monthly payments of $1,406 through March 2015. On May 30, 2005, the outstanding advances totaling $129,424 were repaid through the issuance of 540,000 common stock shares. However, UFI agreed to continue paying Mr. Powell the sum of $1,406 per month until the earlier of repayment in full or such time as our stock is trading on a public stock exchange.

EXECUTIVE COMPENSATION

The following table sets forth information as of December 31, 2005,

Name and Principal Position	Year(s)	Annual Salary

Tom Bontems, CEO & President	2005	$76,723
	2004	$42,557
	2003	$60,010

Hall Ewing, Director and Secretary	2005*

* Less than $100,000.00. Mr. Ewing has only been associated with the Company since May of 2005.

Compensation of Directors

The Company’s standard arrangement for compensation of directors for any services provided as Director, including services for committee participation or for special assignments is compensation in the form of restricted stock awards. Each non employee director has been compensated with 10,000 shares of restricted common stock for services performed or to be performed during 2005.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 31, 2005 the beneficial ownership of our Common Stock (i) by any person or group known by us to beneficially own more than 5% of the outstanding Common Stock, (ii) by each Director and executive officer and (iii) by all Directors and executive officers as a group. Unless otherwise indicated, the holders of the shares shown in the table have sole voting and investment power with respect to such shares. The address of all individuals for whom an address is not otherwise indicated is 1808 South 1st Ave., Phoenix, AZ 85003.

Name	Class	Shares Beneficially Owned	Percent of Class

Tom Bontems	Common	23,560,000	55.2%

Tom Bontems	Preferred	4,000,000	9.4%

Dennis McKee	Common	8,960,000	21.0%

Teri Foster	Common	50,000	*

Hall Ewing	Common	34,800	*

Jack Robinson	Common	10,000	*

* Less than 1%

(1) Percentage of beneficial ownership is based on 38,652,300 fully diluted shares of common stock outstanding as of December 31, 2005 and 4,000,000 shares of preferred stock outstanding on December 31, 2005.

(2) Directors and Officers as a group hold 55.46% of the common stock outstanding as of December 31, 2005.

(3) Dennis McKee served as an unpaid advisor to Tom Bontems for several years and in that capacity has provided him with advice, counsel, and on numerous occasions, has referred business to UFI. For these past services, Mr. McKee was awarded 8,000,000 shares of restricted common stock. In a private placement, Mr. McKee committed $100,000 in exchange for 2,000,000 shares of restricted common stock with certain registration rights. Mr. McKee returned 300,000 shares to UFI in return for the cancellation of the balance due for the stock subscription. In addition, Mr. has McKee transferred 740,000 shares to new stockholders who he believes will be helpful to UFI in the future.

(4) The preferred stock is convertible into common stock on a one for one basis. The percentage of convertible preferred stock outstanding was determined by assuming that all shares of convertible preferred stock were converted to common stock.

DESCRIPTION OF OUR CAPITAL STOCK

Common Stock

We are authorized to issue 300,000,000 shares of common stock, $.0001 par value per share. As of the date of this Prospectus, 38,592,800 common shares were issued and outstanding. Each outstanding share of Common Stock is entitled to one vote, either in person or by proxy, on all matters that may be voted on by the owners thereof at meetings of Universal Fog shareholders. Upon the completion of this offering, up to 42,592,800 common shares will be issued and outstanding, assuming sale of all of the common shares.

All common shares that are offered, when issued, will be fully paid and non-assessable, with no personal liability attaching to the ownership. The holders of common shares do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding common shares can elect all of the directors.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock, $.0001 par value per share. As of the date of this Prospectus, 4,000,000 shares of preferred stock were issued and outstanding. The preferred shares are convertible to common stock on a one-for-one basis at the option of the holder, are secured by the commercial building located at 1808 South 1st Avenue, Phoenix, Arizona, owned by Universal Fog, Inc. The holders of the preferred shares have the right to survive any recapitalization, and in the event of liquidation, these shares also allow the holder to exchange the shares for the UFI office and manufacturing facilities. The preferred shares do not have any preferential dividend or voting rights.

Dividend Policy

It is unlikely that we will declare or pay cash dividends in the foreseeable future. We intend to retain earnings, if any, to expand our operations.

DETERMINATION OF OFFERING PRICE

The offering price for the common stock to be sold in this offering has been determined by our management. The price bears no relation to current income, revenue or other objective financial data. The factors used by our management to determine the offering price include the market potential for our products, the traction we are receiving in various parts of the United States from potential distributors of our products, and the growing potential of foreign markets for our products.

SELLING STOCKHOLDERS

The following table presents information with respect to the selling stockholders and the amount of shares of our common stock that they may offer under this prospectus.

We have agreed to pay all expenses incurred in connection with the registration of the sale of the shares of common stock owned by the selling stockholders covered by this prospectus, other than brokerage commissions, underwriting discounts and commissions, transfer taxes and other out-of-pocket expenses incurred by the selling stockholders in connection with the sale of these shares. We estimate that the aggregate of such costs incurred by UFI will not exceed $5,000, not including the costs of the Offering.

Since the date that we received information from the selling stockholders, the selling stockholders identified below may have sold, transferred or otherwise disposed of all or a substantial portion of the shares of common stock held by such selling stockholder in a transaction or series of transactions exempt from the Securities Act. Information regarding the selling stockholder may change from time to time and any changed information will be set forth in a prospectus supplement to the extent required.

The selling stockholders may from time to time offer and sell any or all of the securities under the prospectus. Because no particular selling stockholder is obligated to sell any shares of common stock, we cannot estimate the number of shares of common stock that the selling stockholders will beneficially own after this offering. Beneficial ownership is based upon 38,652,300 shares of common stock outstanding as of December 31, 2005.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Percentage of Outstanding	Number of Shares of Common Stock Covered by this Prospectus

Tom Bontems	23,560,000	60.9%	2,500,000

Dennis McKee	8,960,000	23.18%	2,960,000

Kwiktax, Inc.	1,200,000	3.10%	1,200,000

Alsan, LLC	1,200,000	3.10%	1,200,000

Jeremy Knobel	40,000	0.10%	40,000

Peter Knobel	20,000	0.05%	20,000

Harold W. Melius	80,000	0.21%	80,000

Doyle Powell	1,000,000	2.59%	1,000,000

Donald Zundel	200,000	0.52%	200,000

Dwane Cochenour	40,000	0.10%	40,000

Teri & John Foster	50,000	0.125%	50,000

Brian & Jennifer Hahn	30,000	0.08%	30,000

Sedona Holdings Corp	200,000	0.52%	200,000

Robert C. Pomorski	40,000	0.10%	40,000

Thomas & Margaret Minett	40,000	0.10%	40,000

Thomas J. Garvey	40,000	0.10%	40,000

Joanne M. Garvey	40,000	0.10%	40,000

Monica M. Swift & Karen P. Dwyer	40,000	0.10%	40,000

Jorge Lujan	20,000	0.05%	20,000

Stephen J. Hipp	20,000	0.05%	20,000

Michael J. Gillitzer	10,000	0.03%	10,000

William J. & Karen J. Gamel	40,000	0.10%	40,000

Charles Mazzani	15,000	0.04%	15,000

Hall Ewing	34,800	0.09%	34,800

Norman Wurz	40,000	0.10%	40,000

Jeff Walk	4,000	0.01%	4,000

James R. Pitts, Jr	20,000	0.05%	20,000

Ivan Trauernicht	20,000	0.05%	20,000

John P & Julie K. Mattei	40,000	0.10%	40,000

Mark Kay	280,000	0.72%	280,000

David Rees	192,000	0.50%	192,000

Jeffrey Vincent	192,000	0.50%	192,000

Jack Robinson	10,000	0.03%	10,000

Gary & Monica Gobeli	20,000	0.05%	20,000

Gary W. Smith	60,000	0.15%	60,000

Universal Fog, Inc.	248,000	0.64%	248,000

Mark Dail	100,000	0.25%	100,000

Jason Genet	100,000	0.25%	100,000

Lee Oden	100,000	0.25%	100,000

Danny Lee and
Carmela Jacobson	40,000	0.10%	40,000

EIFC Services Corp	40,000	0.10%	40,000

J.W & Carmen Callway	20,000	0.05%	20,000

Mary Farrar	25,000	0.064%	25,000

Michael J. Lindsay	20,000	0.05%	20,000

John S. Morgan	20,000	0.05%	20,000

Brenda & Daniel Hahn-Boisvert	12,000	0.032%	12,000

Berry Wilson	10,000	0.025%	10,000

Bridget Moryl	5,000	0.0125%	5,000

Alan Martin	4,000	0.01%	4,000
(1)	Todd Hedman is the President and the control person of Sedona Holdings Corp.
(2)	Kwiktax, Inc. common stock is owned in equal amount by Lori Waples, Craig Wewerka and Jeffrey Wewerka.
(3)	Jeffrey Wewerka is the Managing Member of Alsan, LLC, which is owned in equal amounts by Jeffrey Wewerka, Lori Waples and Craig Wewerka.

PLAN OF DISTRIBUTION

This prospectus, including any amendment or supplement, may be used in connection with sales of up to 15,557,800 shares of our common stock. None of our preferred stock is being offered for sale with this prospectus and no preferred stock has been converted into common stock. The selling stockholders may offer shares of common stock at various times in one or more of the following transactions:

.	- in exchange or the over-the-counter market transactions;
- in private transactions other than exchange or over-the-counter market transactions; - through short sales or put and call option transactions;
- through underwriters, brokers or dealers (who may act as agent or principal);
- directly to one or more purchasers;
- through agents;
- through distribution by the selling stockholder or its successor in - interest to its members, partners or shareholders;
- in negotiated transactions;
- by pledge to secure debts and other obligations; or
- in a combination of such methods.

Selling stockholders who are affiliates of UFI may sell shares at $0.50 per share during the duration of this offering. The only selling stockholders who are considered to be affiliates of UFI for this purpose are Tom Bontems, Dennis McKee, Teri and John Foster, Jack Robinson and Hall Ewing. Selling stockholders who are not affiliates of UFI may sell shares at $0.50 per share until such time as an OTC Bulletin Board market is established, at which time they may sell shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

The selling stockholders also may resell all or a portion of their common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

The selling stockholders may use underwriters, brokers, dealers or agents to sell shares. Any underwriters, brokers, dealers or agent may receive compensations in the form of discounts, concessions or commissions from selling stockholders, the purchasers or such other persons who may be effecting sales hereunder (which discounts, concessions or commissions as to particular underwriters, brokers dealers or agents may be in excess of those customary in the type of transactions involved). Underwriters may sell shares of common stock to or though dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling stockholders or other persons effecting sales hereunder, and any such underwriters, brokers, dealers and agents may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts or commissions they receive and any profit on the sale of the common stock they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Some sales may involve shares in which the selling stockholders have granted security interests and which are being sold because of foreclosure of those security interests. At the time a particular offering of shares is made and to the extent required, the aggregate number of shares being offered, the name or names of the selling stockholders and the terms of the offering, including the names of the underwriters, broker-dealers or agents, any discounts, concessions or commissions and other terms constituting compensation from the selling stockholders, and any discounts, concessions or commissions allowed or re- allowed or paid to broker-dealers, will be set forth in an accompanying prospectus supplement.

The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with a particular selling stockholder. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or their financial institution of the shares of common stock offered hereby, which shares such broker-dealer or their financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders may offer and sell shares of common stock other than for cash. In such event, any required details of the transaction will be set forth in a prospectus supplement.

Under the securities laws of certain states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the securities offered by this prospectus may not be sold unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. In connection with any resales by selling stockholders, a prospectus supplement, if required, will be filed under Rule 424(b) under the Securities Act, disclosing the number of shares involved and other details of such resale to the extent appropriate.

Under the rules and regulations under the Exchange Act, any person engaged in a distribution of the shares offered pursuant to this prospectus may be limited in its ability to engage in market activities with respect to those shares. Each selling stockholder will be subject to the provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. Those rules and regulations may limit the timing of purchases and sales of any shares offered by selling stockholders pursuant to this prospectus, which may affect the marketability of the shares offered by this prospectus.

Our stock will become subject to the Penny Stock rules, which impose significant restrictions on the Broker-Dealers and may affect the resale of our stock.  Our stock  will become subject to Penny Stock trading rules, and investors will experience resale restrictions and a lack of liquidity. A penny stock is generally a stock that:

- is not listed on a national securities exchange or Nasdaq;

- is listed in “pink sheets” or on the NASD OTC Bulletin Board;

- has a price per share of less than $5.00; and

- is issued by a company with net tangible assets less than $5 million.

The Penny Stock trading rules impose additional duties and responsibilities upon broker-dealers and salespersons effecting purchase and sale transactions in common stock and other equity securities, including:

- determination of the purchaser’s investment suitability;

- delivery of certain information and disclosures to the purchaser; and

- receipt of a specific purchase agreement from the purchaser prior to effecting the purchase transaction.

Due to the Penny Stock rules, many broker-dealers will not effect transactions in penny stocks except on an unsolicited basis. When our common stock becomes subject to the penny stock trading rules,

- such rules may materially limit or restrict the ability to resell our common stock, and

- the liquidity typically associated with other publicly traded equity securities may not exist.

We may suspend the use of this prospectus by the Selling Stockholders under certain circumstances.

In addition to any sales of stock by the Selling Stockholders, UFI has registered to sell 4,000,000 shares under this prospectus. UFI will receive no proceeds from any sales of shares by any of the Selling Stockholders, and will only receive proceeds from any sales of stock that are newly issued shares of UFI. UFI may pay commission to certain NASD registered broker/dealers in connection with any sales of newly issued shares of UFI.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Vincent & Rees, LC (“V&R”) is acting as our counsel with respect to this offering. The members of V&R are collectively the beneficial owners of 384,000 shares of our common stock, all of which are being registered in this offering.

SEC’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers or controlling persons, we have been informed that in the SEC’s opinion this type of indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, the registrant will, unless the matter has been settled by controlling precedent in its counsel’s opinion, submit to a court of appropriate jurisdiction the question whether this indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

Effective June 10, 2005 Turner, Stone & Company, L.L.P. (“Turner Stone”) was employed as our independent certified public accountant. Concurrently, we dismissed Gately & Associates, LLC (“Gately”) . Gately audited our financial statements for the fiscal year ended October 31, 2004 and performed a review of the unaudited financial statements for the fiscal quarters ended January 31, 2005 and April 30, 2005.

The report of Gately for the fiscal year ended October 31, 2004 and the fiscal quarters ended January 31, 2005 and April 30, 2005 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to audit scope or accounting principles, except that Gately did not, in the performance of their review, express an opinion on our Unaudited financial statements for either of the fiscal quarters ended January 31, 2005 or April 30, 2005. During the fiscal year ended October 31, 2004 and the fiscal quarters ended January 31, 2005 and April 30, 2005, and through the date of dismissal (June 10, 2005), there were no disagreements by UFI with Gately on any matter of accounting principles or practices, financial statement disclosure of auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Gately, would have caused it to make reference to such disagreement in its reports.

WHERE YOU CAN FIND MORE INFORMATION

We will furnish without charge to you, on written or oral request, a copy of this Registration Statement. You should direct any requests for documents to Universal Fog, Inc., Attention: Corporate Secretary, 1808 South 1st Avenue, Phoenix, Arizona 85003, telephone number: (602) 254-9114. You may also view information at the public reference room at the Securities and Exchange Commission in Washington, D.C.

INDEX TO FINANCIAL STATEMENTS

The following unaudited financial statements as of September 30, 2005 are set forth on the pages indicated below:

Page Number

Consolidated Balance Sheets	F-2

Consolidated Statements of Operations	F-3

Consolidated Statements of Cash Flows For The Nine Months Ended	F-4

September 30, 2005 and 2004

Notes to Consolidated Financial Statements	F-6

The following audited financial statements as of May 31, 2005 are set forth on the pages indicated below:

Page Number

Report of Independent Registered Public Accounting Firm	F-11

Consolidated Balance Sheets	F-12

Consolidated Statements of Operations	F-14

Consolidated Statements of Stockholders’ Equity	F-15

Consolidated Statements of Cash Flows	F-16

Notes to Consolidated Financial Statements	F-18

UNIVERSAL FOG, INC.

AND SUBSIDIARY

UNAUDITED FINANCIAL STATEMENTS

As of September 30, 2005

UNIVERSAL FOG, INC.

Unaudited Financial Statements

FINANCIAL STATEMENTS

Page #

Consolidated Balance Sheet	F-2

Consolidated Statements of Operations	F-3

Consolidated Statements of Cash Flows For The Nine Months Ended September 30, 2005 and 2004	F-4

Notes to the Consolidated Financial Statements	F-6

Universal Fog, Inc.

And Subsidiary

Consolidated Balance Sheet

(Unaudited)

September 30, 2005
Assets

Current Assets:

Cash and cash equivalents	$126,741
Accounts Receivable, net of allowance
for doubtful accounts of $22,848	109,203
Inventory	153,448

Total Current Assets	389,392

Property, Plant, and Equipment, net of
accumulated depreciation of
$106,008	502,090
Patent Rights, net of $1,230 of
accumulated amortization	48,988

Total Assets	$940,440

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts Payable-trade	$115,058
Accrued Expenses	21,170
Advances from Stockholders	49,075
Note Payable	145,168

Total Current Liabilities	330,471

Stockholders’ Equity:

Convertible preferred stock, $.0001 par value,
10,000,000 shares authorized, 4,000,000
and 0 shares issued and outstanding	400
Common stock, $.0001 par value,
300,000,000 shares authorized,
38,652,300 shares
issued and outstanding	3,865

Additional Paid-in Capital	901,601
Stock Subscription Receivable	(38,678)
Accumulated Deficit	(257,219)

Total Stockholders’ Equity	609,969
Total Liabilities
and Stockholders’ Equity	$940,440

See Notes to Consolidated Financial Statements

F-2

Universal Fog, Inc.

and Subsidiary

Consolidated Statements of Operations

(Unaudited)

		9 mos. Ended September 30, 2005	9 mos. Ended September 30, 2004

Sales, net of returns	$	$632,343	$433,737

Cost of Sales		202,178	134,458

Gross Profit		430,165	299,279

Operating Expenses:

General and administrative expenses		263,056	79,621

Advertising & Marketing		43,501	3,915

Compensation Costs		272,948	113,365

Total Operating Expenses		579,505	196,901

Net Income (Loss) from operations	$	$(149,340)	$102,378

Interest Expense		14,349	5,217

Net Income (Loss) before income taxes		(163,689)	97,161

Provision for Income Taxes		0	0

Net Income (Loss)	$	$(163,689)	$97,161

Earnings (Loss) Per Common Share:
Basic	$	$0.00	$0.00
Diluted	$	$0.00	$0.00

See Notes to Consolidated Financial Statements

Universal Fog, Inc.

and Subsidiary

Consolidated Statements Of Cash Flows

For The Nine Months Ended September 30, 2005 and 2004

	2005	2004

Cash flows from operating activities:

Net cash provided by operating activities	(138,523)	84,831

Cash flows from investing activities:

Net cash provided by (used in)
investing activities	(49,635)	(60,565)

Cash flows from financing activities:

Net cash provided by (used in)
financing activities	310,536	0

Net increase in cash	122,378	24,266

Cash at beginning of period	4,363	2,796

Cash at end of period	$126,741	$27,062

 See Notes to Consolidated Financial Statements

Universal Fog, Inc.

and Subsidiary

Consolidated Statements Of Cash Flows

For The Nine Months Ended September 30, 2005 And 2004

Supplemental Cash Flows Disclosures

	2005	2004

Interest paid	$14,349	$5,217

Income taxes paid	$--	$--

Non-Cash Investing and Financing Activities

	2005	2004

Contribution of property and equipment,
net of related note payable, as
additional paid in capital	$250,562	$--

Common stock issued for services	$91,910	$--
Common stock issued for distributorship	$50,000
Preferred stock issued for patent rights	$50,218	$--

Common stock issued in repayment
of advances from stockholder	$129,424	$--

 See Notes to Consolidated Financial Statements.

UNIVERSAL FOG, INC.

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business and operations

Universal Fog, Inc. was incorporated in the state of Arizona on July 11,1996 and was the successor of the business known as Arizona Mist, Inc. which began in 1989. On May 9, 2005, Universal Fog, Inc. entered into a Stock Purchase Agreement and Share Exchange (effecting a reverse merger)with Edmonds 6, Inc. (Edmonds 6) and its name was changed to Universal Fog, Inc. (hereinafter referred to as either UFI or the Company).Edmonds 6 was incorporated on August 19, 2004 under the laws of the State of Delaware to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions. Pursuant to this agreement, Universal Fog, Inc. (which has been in continuous operation since 1996) became a wholly owned subsidiary of Edmonds 6.

The Company began manufacturing systems for outdoor cooling in Arizona and quickly expanded to distribute throughout the United States. As the Company grew, so did the need for more efficient, more effective, and higher quality commercial grade products.

All Universal Fog, Inc. high pressure fog systems are custom designed and manufactured for each specific application. We incorporate three different types of tubing in our systems enabling us to comply with nearly any design requirement. Our low profile 3/8” flexible nylon tubing utilizes our patented SLIP-LOK™ brass fittings allowing extreme versatility and easy installation. The use of 3/8” high-pressure nitrogenized copper is aesthetically very pleasing and enables us to conceal our mist lines behind walls, such as stucco, and meet certain building code requirements. In addition, we also produce systems using 3/8” stainless steel tubing, though copper systems are recommended, providing one of the most extensive product selections in the industry.

The concept is inherent in nature, such as water vapor, clouds, and fog, which manifest due to the earth’s environment. Universal Fog, Inc. high pressure fog systems can create the same environment where and when you want it. Using normal tap water and pressurizing it to 800 PSI with our high-pressure pump modules, we force water through a series of patented brass and stainless steel nozzles creating a micro-fine mist or “fog”. With droplets ranging in size from 4 – 40 microns, the fog flash evaporates, removing unwanted heat in the process. Temperature drops up to 40°F are typical in situations where high heat and low humidity exist.

The concept of fog and its benefits have been in use for over 50 years. While most commonly known for cooling, fog can be used for a variety of applications.

 Principles of consolidation and basis of presentation

The accompanying reviewed financial statements are presented in accordance with U.S. generally accepted accounting principles for interim financial information and the instructions to Form 10-QSB and item 310 under subpart A of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal occurring accruals) considered necessary in order to make the financial statements not misleading, have been included. Operating results for the nine months ended September 30, 2005 are not necessarily indicative of results that may be expected for the year ending December 31, 2005. The financial statements are presented on the accrual basis.

The accompanying consolidated financial statements included the general accounts of the Company, a Delaware corporation formerly Edmonds 6, Inc. (see above), and its wholly owned Arizona subsidiary, also named Universal Fog, Inc. All material intercompany transactions, accounts and balances have been eliminated in the consolidation.

For financial reporting purposes the reverse merger with Edmonds 6 (see above) has been treated as a recapitalization of UFI with Edmonds 6 being the legal survivor and UFI being the accounting survivor and the operating entity. That is, the historical financial statements prior to May 9, 2005 are those of UFI and its operations, even though they are labeled as those of the Company. Retained earnings of UFI related to its operations, is carried forward after the recapitalization. Operations prior to the recapitalization are those of the accounting survivor, UFI and its predecessor operations, which began July 11,1996. Earnings per share for the periods prior to the recapitalization are restated to reflect the equivalent number of shares outstanding for the entire period operations were conducted. Upon completion of the reverse merger, the financial statements become those of the operating company, with adjustments to reflect the changes in equity structure and receipt of the assets and liabilities of UFI.

Management estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Goodwill and intangible assets

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after June 15, 2001. Under the new standards, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests. Other intangible assets will continue to be amortized over their useful lives.

On May 9, 2005, the Company was assigned the rights to two patents developed by Mr. Bontems, the Company’s controlling stockholder, in exchange for the issuance of 4,000,000 convertible preferred stock shares (Notes 2 and 5). Because this transaction is one between entities under common control, the patent rights are carried on the Company’s general accounts at their historical cost to Mr. Bontems pursuant to SFAS No. 141 and Staff Accounting Bulletin No. 48.

The patents rights are being amortized using the straight-line method over their remaining estimated lives of approximately six and sixteen years. For the nine months ended September 30, 2005 amortization expense related to these patent rights totaled $1,230. For each of the next five years, management estimates amortization of these patent rights to approximate $3,000.

 Income/loss per share

Basic income/loss per share amounts are computed by dividing the net income or loss by the weighted average number of common stock shares outstanding. Diluted income/loss per share amounts reflect the maximum dilution that would have resulted from the issuance of common stock through potentially dilutive securities. Other than the convertible preferred stock (Note 2), the Company does not have any convertible securities, outstanding options or warrants that could potentially dilute the earnings of its common stockholders. Diluted loss per share amounts are computed by dividing the net income/loss (the preferred shares do not contain dividend rights) by the weighted average number of common stock shares outstanding plus the assumed issuance of the convertible preferred stock. For the three and nine months ended September 30, 2005 and 2004, basic income/loss per share amounts are based on 37,736,433, and 35,924,124, 34,000,000 and 34,000,000 weighted-average number of common stock shares outstanding, respectively. For the three and nine months ended September 30, 2005, no effect has been given to the assumed conversion of the convertible preferred stock shares as the effect would be antidilutive.

2. CAPITAL STRUCTURE DISCLOSURES

The Company’s capital structure is complex and consists of a series of convertible preferred stock and a general class of common stock. The Company is authorized to issue 310,000,000 shares of stock with a par value per share of $.0001, 10,000,000 of which have been designated as preferred shares and 300,000,000 of which have been designated as common shares.

Convertible preferred stock

On May 9, 2005, the Company issued 4,000,000 preferred stock shares to its majority common stockholder in exchange for the assignment of two patent rights (Notes 1 and 5). These shares are convertible into the Company’s common stock at the option of the holder any time after one year from the date of issuance. Each share of convertible preferred stock is convertible into one share of common stock. In the event of liquidation, these shares also allow the holder to exchange the shares for the Company’s office and manufacturing facilities (Notes 1 and 5). In addition, the shares will survive and not be affected by any recapitalization, reorganization or reverse stock split.

Common stock

Each common stock share contains one voting right and contains the rights to dividends if and when declared by the Board of Directors. The Company raised $313,522 under a private placement.

Stock options, warrants and other rights

As of September 30, 2005, the Company had not adopted any employee stock option plans and no other stock options, warrants or other stock rights have been granted or issued.

3.	RISKS AND UNCERTAINTIES

The Company operates in a highly specialized industry. The concept is inherent in nature, such as water vapor, clouds and fog, which occur due to the earth’s environment. Universal Fog, Inc.’s high pressure fog systems can create the same environment where and when you want it. Using normal tap water and pressurizing it to 800 PSI with our high-pressure pump modules, we force water through a series of patented brass and stainless steel nozzles creating a micro-fine mist or “fog”. With droplets ranging in size from 4 - 40 microns, the fog flash evaporates, removing unwanted heat in the process. Temperature drops up to 40° Fahrenheit are typical in situations where high heat and low humidity exist.

The concept of fog and its benefits have been in use for over 50 years. While most commonly known for cooling, fog can be used for a variety of applications.

These products are marketed outside the United States, which subjects the Company to foreign currency fluctuation risks.

4.	BORROWINGS

The Company’s borrowings consist of a mortgage payable.

The mortgage payable was assumed by the Company on January 3, 2005 when the land, office and manufacturing facilities were contributed to the Company as additional paid in capital by the Company’s majority stockholder (Notes 1 and5). The mortgage payable bears interest at 8.4%, contains no restrictions or debt covenants and provides for monthly principal and interest payments of $1,443 through May 30, 2006 at which time the remaining principal and all accrued interest shall be due and payable.

5.	RELATED PARTY TRANSACTIONS

On January 3, 2005, the Company’s majority stockholder contributed as additional paid in capital the land, office and manufacturing facilities located at 1808 South First Avenue, Phoenix, Arizona to the Company. Because this transaction is one between entities under common control, these facilities were recorded into the Company’s books and records at the stockholder’s historical cost of $401,117. These facilities are security for a note payable (Note 4), which was also transferred to and assumed by the Company.

Additionally, the Company’s majority stockholder entered in to an agreement whereby he assigned certain patent rights to the Company in exchange for 4,000,000 shares of the Company’s convertible preferred stock (Note 2). These patent rights were also recorded at the stockholder’s historical cost of $50,218.

At January 1, 2003, the Company owed its majority stockholder $104,247 from advances, net of repayments, made in prior years. During the three and six months ended June 30, 2005 additional advances of $4,647 were made and $36,000 of advances was repaid. During each of the years ended December 31, 2004 and 2003, the Company repaid

$7,875 and $15,944, respectively, of these advances. The advances are unsecured, non-interest bearing and due upon demand as funds are available.

Also, at January 1, 2003, the Company owed another stockholder $153,064 from advances, net of repayments, made in prior years. During the three and six months ended June 30, 2005 and each of the years ended December 31, 2004 and 2003, the Company repaid $4,282, $9,921 and $9,437, respectively, of these advances. The advances were unsecured and payable with interest at 5.0% in monthly payments of $1,406 through March 2015. On May 30, 2005, the outstanding advances totaling $129,424 were repaid through the issuance of 540,000 common stock shares.

UNIVERSAL FOG, INC.

AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

AND

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For the Five Months Ended May 31, 2005

and the Years Ended December 31, 2004 and 2003

C O N T E N T S

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-11

CONSOLIDATED BALANCE SHEETS	F-12-F-13

CONSOLIDATED STATEMENTS OF OPERATIONS	F-14

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY	F-15

CONSOLIDATED STATEMENTS OF CASH FLOWS	F-16-F-17

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	F-18-F-26

Report of Independent Registered Public Accounting Firm

To the Stockholders

Universal Fog, Inc.

And Subsidiary

We have audited the accompanying consolidated balance sheets of Universal Fog, Inc. and subsidiary (the Company) as of May 31, 2005 and December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the five months ended May 31, 2005 and the years ended December 31, 2004 and 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Universal Fog, Inc. and subsidiary as of May 31, 2005 and December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the above referenced periods, in conformity with accounting principles generally accepted in the United States of America.

/s/ Turner, Stone & Company, LLP

Certified Public Accountants

Dallas, Texas

July 19, 2005

UNIVERSAL FOG, INC.

AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

MAY 31, 2005 AND

DECEMBER 31, 2004 AND 2003

Assets

	2005	2004	2003
Current assets:

Cash	$108,905	$4,363	$2,796
Accounts receivable, net of allowances
for doubtful accounts of $22,848, $22,848
and $0, respectively	79,544	68,013	36,446
Inventory	57,682	38,421	30,373
Employee advance	-	1,000	-

Total current assets	246,131	111,797	69,615

Property and equipment, net of accumulated
depreciation of $101,234, $94,342 and
$84,297, respectively	434,859	40,634	50,679

Patent rights, net of $246 of
accumulated amortization	49,972	-	-

	$730,962	$152,431	$120,294

The accompanying notes are an integral part of the consolidated financial statements.

UNIVERSAL FOG, INC.

AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

MAY 31, 2005 AND

DECEMBER 31, 2004 AND 2003

Liabilities and Stockholders’ Equity (Deficit)

	2005	2004	2003

Current liabilities:

Accounts payable, trade	$71,364	$28,136	$83,984
Accrued expenses	16,479	2,691	2,155
Advances from stockholders	49,075	214,134	231,930
Note payable	147,570	-	-

Total current liabilities	284,488	244,961	318,069

Stockholders’ equity (deficit):

Convertible preferred stock, $.0001
par value, 10,000,000 shares
authorized, 4,000,000, 0 and 0
shares issued and outstanding	400	-	-
Common stock, $.0001 par value,
300,000,000 shares authorized,
37,280,000, 100,000 and 100,000
shares issued and outstanding,
respectively	3,728	1,000	1,000
Additional paid-in capital	645,476	-	-
Stock subscription receivable	(51,500)	-	-
Accumulated deficit	(151,630)	(93,530)	(198,775)

Total stockholders’ equity (deficit)	446,474	(92,530)	(197,775)

	$730,962	$152,431	$120,294

The accompanying notes are an integral part of the consolidated financial statements.

UNIVERSAL FOG, INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE FIVE MONTHS ENDED MAY 31, 2005

AND THE YEARS ENDED DECEMBER 31, 2004 AND 2003

		2005	2004		2003

Sales, net of returns		$219,977	$564,970		$612,724

Cost of sales		71,733	133,472		245,664

Gross profit		148,244	431,498		367,060

Operating expenses:

Compensation expense		86,758	106,570		230,327
Advertising and marketing		2,247	5,337		9,915
General and administrative expense		112,508	207,390		178,061

Total operating expenses		201,513	319,297		418,303

Income (loss) from operations		(53,269)	112,201		(51,243)

Interest expense		4,831	6,956		7,463

Net income (loss) before income taxes		(58,100)	105,245		(58,706)

Provision for income taxes		-	-		-

Net income (loss)	$	(58,100)	$105,245	$	(58,706)

Net income (loss) per share:

Basic		$.00	$.00		$.00

Diluted		$.00	$.00		$.00

The accompanying notes are an integral part of the consolidated financial statements.

UNIVERSAL FOG, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE FIVE MONTHS ENDED MAY 31, 2005 AND THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	Preferred Stock		Common Stock		Add’l Paid	Stock		Accumulated
	Shares	Amount	Shares	Amount	In Capital		Subscribed		Deficit		Total

Balance December 31, 2002	-	$-	100,000	$1,000	$-		$-	$	(140,069)	$	(139,069)

Net loss	-	-	-	-	-		-		(58,706)		(58,706)

Balance December 31, 2003	-	-	100,000	1,000	-		-		(198,775)		(197,775)

Net income	-	-	-	-	-		-		105,245		105,245

Balance December 31, 2004	-	-	100,000	1,000	-		-		(93,530)		(92,530)

Contribution of property/equipment
net of related note payable,
as additional paid in capital	-	-	-	-	250,562		-		-		250,562

Common stock issued for services
and cancellation of original shares	-	-	(65,600)	(656)	34,056		-		-		33,400

Reverse merger with Edmonds 6, Inc.	-	-	34,365,600	3,096	(3,096)		-		-		-

Issuance of preferred stock
for patent rights	4,000,000	400	-	-	49,818		-		-		50,218

Issuance of common stock in
private placement for cash	-	-	340,000	34	84,966		-		-		85,000

Issuance of common stock for cash	-	-	2,000,000	200	99,800		(51,500)		-		48,500

Issuance of common stock in
repayment of advances from
stockholder	-	-	540,000	54	129,370		-		-		129,424

Net loss	-	-	-	-	-		-		(58,100)		(58,100)

Balance May 31, 2005	4,000,000	$400	37,280,000	$3,728	$645,476	$	(51,500)	$	(151,630)		$446,474

The accompanying notes are an integral part of the consolidated financial statements.

UNIVERSAL FOG, INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE FIVE MONTHS ENDED MAY 31, 2005

AND THE YEARS ENDED DECEMBER 31, 2004 AND 2003

		2005	2004		2003

Cash flows from operating activities:

Net income (loss)	$	(58,100)	$105,245	$	(58,706)
Adjustments to reconcile net income (loss)
to cash provided by operating activities:
Depreciation and amortization		7,138	10,045		16,022
Common stock issued for services		33,400	-		-
Changes in operating assets and liabilities:
Accounts receivable, trade		(11,531)	(31,567)		43,025
Inventory		(19,261)	(8,048)		14,899
Accounts payable, trade		43,228	(55,848)		47,532
Accrued expenses		13,789	536		(4,476)

Net cash provided by operating activities		8,663	20,363		58,296

Cash flows from investing activities:

Purchase of equipment		-	-		(25,611)
Advances to employees		-	(1,000)		-
Repayment of employee advances		1,000	-		-

Net cash provided by (used in) investing activities		1,000	(1,000)		(25,611)

Cash flows from financing activities:

Proceeds from issuance of common stock		133,500	-		-
Repayment of note payable		(2,986)	-		-
Advances from stockholders		4,647	-		-
Repayment of stockholder advances		(40,282)	(17,796)		(25,381)

Net cash provided by (used in) financing activities		94,879	(17,796)		(25,381)

Net increase in cash		104,542	1,567		7,304

Cash at beginning of period		4,363	2,796		(4,508)

Cash at end of period		$108,905	$4,363		$2,796

The accompanying notes are an integral part of the consolidated financial statements.

UNIVERSAL FOG, INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE FIVE MONTHS ENDED MAY 31, 2005

AND THE YEARS ENDED DECEMBER 31, 2004 AND 2003

Supplemental Cash Flows Disclosures

	2005	2004	2003

Interest paid	$4,831	$6,956	$7,463

Income taxes paid	$-	$-	$-

Non-Cash Investing and Financing Activities

	2005	2004	2003
Contribution of property and equipment,
net of related note payable, as
additional paid in capital	$250,562	$-	$-

Common stock issued for services	$33,400	$-	$-

Preferred stock issued for patent rights	$50,218	$-	$-

Common stock issued in repayment
of advances from stockholder	$129,424	$-	$-

The accompanying notes are an integral part of the consolidated financial statements.

UNIVERSAL FOG, INC.

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business and operations

Universal Fog, Inc. was incorporated in the state of Arizona on July 11, 1996 and was the successor of the business known as Arizona Mist, Inc. which began in 1989. On May 9, 2005, Universal Fog, Inc. entered into a Stock Purchase Agreement and Share Exchange (effecting a reverse merger) with Edmonds 6, Inc. (Edmonds 6) and its name was changed to Universal Fog, Inc. (hereinafter referred to as either UFI or the Company). Edmonds 6 was incorporated on August 19, 2004 under the laws of the State of Delaware to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions. Pursuant to this agreement, Universal Fog, Inc. (which has been in continuous operation since 1996) became a wholly owned subsidiary of Edmonds 6.

The Company began manufacturing systems for outdoor cooling in Arizona and quickly expanded to distribute throughout the United States. As the Company grew, so did the need for more efficient, more effective, and higher quality commercial grade products.

All Universal Fog, Inc. high pressure fog systems are custom designed and manufactured for each specific application. We incorporate three different types of tubing in our systems enabling us to comply with nearly any design requirement. Our low profile 3/8” flexible nylon tubing utilizes our patented SLIP-LOK brass fittings allowing extreme versatility and easy installation. The use of 3/8” high-pressure nitrogenized copper is aesthetically very pleasing and enables us to conceal our mist lines behind walls, such as stucco, and meet certain building code requirements. In addition, we also produce systems using 3/8” stainless steel tubing, though copper systems are recommended, providing one of the most extensive product selections in the industry.

The concept is inherent in nature, such as water vapor, clouds, and fog, which manifest due to the earth’s environment. Universal Fog, Inc. high pressure fog systems can create the same environment where and when you want it. Using normal tap water and pressurizing it to 800 PSI with our high-pressure pump modules, we force water through a series of patented brass and stainless steel nozzles creating a micro-fine mist or “fog”. With droplets ranging in size from 4 – 40 microns, the fog flash evaporates, removing unwanted heat in the process. Temperature drops up to 400 are typical in situations where high heat and low humidity exist.

The concept of fog and its benefits have been in use for over 50 years. While most commonly known for cooling, fog can be used for a variety of applications.

Principles of consolidation and basis of presentation

The accompanying consolidated financial statements included the general accounts of the Company, a Delaware corporation formerly Edmonds 6, Inc. (see above), and its wholly owned Arizona subsidiary, also named Universal Fog, Inc. All material intercompany transactions, accounts and balances have been eliminated in the consolidation.

UNIVERSAL FOG, INC.

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For financial reporting purposes the reverse merger with Edmonds 6 (see above) has been treated as a recapitalization of UFI with Edmonds 6 being the legal survivor and UFI being the accounting survivor and the operating entity. That is, the historical financial statements prior to May 9, 2005 are those of UFI and its operations, even though they are labeled as those of the Company. Retained earnings of UFI related to its operations, is carried forward after the recapitalization. Operations prior to the recapitalization are those of the accounting survivor, UFI and its predecessor operations, which began July 11, 1996. Earnings per share for the periods prior to the recapitalization are restated to reflect the equivalent number of shares outstanding for the entire period operations were conducted. Upon completion of the reverse merger, the financial statements become those of the operating company, with adjustments to reflect the changes in equity structure and receipt of the assets and liabilities of UFI.

Management estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash flows

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and it believes it is not exposed to any significant credit risks affecting cash. None of the Company’s cash is restricted.

For purposes of the consolidated statements of cash flows, cash includes demand deposits, time deposits, short-term cash equivalent investments with maturities of less than three months and cash management money market funds available on a daily basis.

Revenue recognition

The Company extends unsecured credit to its customers from the retail and wholesale sale of its products. All products are shipped F.O.B. the Company’s facilities. Typical credit policies may include a one-half of total cost deposit prior to shipping for domestic shipments and one hundred per cent payment prior to shipping for international shipments. Shipping and handling costs, which are separately billed to customers, are not material and are reflected in the accompanying consolidated financial statements along with revenues. The Company’s fog systems are custom designed and manufactured for each specific application on a project-by-project basis to the general public, construction contractors, agricultural and industrial users, and wholesale to approved distributors. Each system is either competitively bid of individually negotiated resulting in a fixed contractual sales price. Revenue is recognized after delivery and/or installation occurs and upon acceptance by the customer. In the rare instance where collection is not reasonably assured, revenue is not recognized until collection is reasonably assured.

We grant our customers the right to return products which they do not find satisfactory, or where installation problems, if any, occur. In the rare instance where we have an unsatisfactory installation, we complete whatever changes are necessary to satisfy the customer at our expense. Upon sale, we evaluate the need to record a provision for product return based on our historical experience, economic trends and changes in customer demand.

UNIVERSAL FOG, INC.

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accounts receivable and doubtful accounts

The Company’s accounts receivable are unsecured and generally represent sales on a net 30-day basis to customers located throughout the United States. With the exception for amounts reserved for doubtful collectibility, management believes it is not exposed to any significant credit risks affecting accounts receivable and that these accounts are fairly stated at estimated net realizable amounts. At May 31, 2005 and at December 31, 2004 and 2003, accounts receivable are reflected in the accompanying consolidated financial statements net of an allowance for doubtful accounts totaling $22,848, $22,848 and $0, respectively. The allowance represents management’s estimate of those receivables that might not be collectible based on the Company’s historical collection experience.

Inventory

Inventory consists primarily of raw materials used in the manufacture of misting products and finished goods held for resale. Inventory is stated at the lower of cost, determined using the first-in, first-out method, or net realizable value (market). At May 31, 2005, December 31, 2004 and 2003, inventories are comprised of the following components.

	2005	2004	2003

Raw materials	$23,072	$15,368	$12,149
Work in progress	17,304	11,536	10,112
Finished goods	17,306	11,517	8,112

	$57,682	$38,421	$30,373

Property and equipment

Property and equipment, including that contributed by the Company’s majority stockholder as additional capital (Notes 4 and 6), is stated at cost less accumulated depreciation. Depreciation of property and equipment is being provided by the straight-line method over estimated useful lives of three years for computer equipment, five and seven years for vehicles, furniture and fixtures, and shop equipment, and forty years for real estate. During the five months ended May 31, 2005 and the years ended December 31, 2004 and 2003, depreciation expense totaled $6,892, $10,045 and $16,022, respectively. At May 31, 2005, December 31, 2004 and 2003, property and equipment was comprised of the following.

	2005	2004	2003

Land, building and improvements	$401,117	$-	$-
Machinery and equipment	65,440	65,440	65,440
Transportation equipment	32,091	32,091	32,091
Furniture and fixtures	37,445	37,445	37,445
	536,093	134,976	134,976
Less accumulated depreciation	(101,234)	(94,342)	(84,297)

	$434,859	$40,634	$50,679

UNIVERSAL FOG, INC.

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Goodwill and intangible assets

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after June 15, 2001. Under the new standards, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests. Other intangible assets will continue to be amortized over their useful lives.

On May 9, 2005, the Company was assigned the rights to two patents developed by Mr. Bontems, the Company’s controlling stockholder, in exchange for the issuance of 4,000,000 convertible preferred stock shares (Notes 2 and 6). Because this transaction is one between entities under common control, the patent rights are carried on the Company’s general accounts at their historical cost to Mr. Bontems pursuant to SFAS No. 141 and Staff Accounting Bulletin No. 48.

The patents rights are being amortized using the straight-line method over their remaining estimated lives of approximately six and sixteen years. For the five months ended May 31, 2005 amortization expense related to these patent rights totaled $246. For each of the next five years, management estimates amortization of these patent rights to approximate $3,000.

Impairment or disposal of long lived assets

The Company has adopted Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long Lived Assets. This Statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used, and long-lived assets and certain identifiable intangibles to be disposed of. The Company periodically evaluates, using independent appraisals and projected undiscounted cash flows, the carrying value of its long-lived assets and certain identifiable intangibles to be held and used whenever changes in events or circumstances indicate that the carrying amount of assets may not be recoverable. In addition, long-lived assets and identifiable intangibles to be disposed of are reported at the lower of carrying value or fair value less cost to sell. During the five months ended May 31, 2005 and the years ended December 31, 2004 and 2003, the Company identified no impairment of its intangibles and recognized no losses on other long-lived assets related to its misting operations.

Advertising costs

Advertising costs consist primarily of magazine advertising, sales catalogues and promotional brochures. Magazine advertising is charged to expense over the period the advertising takes place and other advertising costs are charged to expense over the periods expected to be benefited, which is generally not more than twelve months. For the five months ended May 31, 2005 and the years ended December 31, 2004 and 2003, advertising expense totaled $3,491, $5,337 and $3,350, respectively. At May 31, 2005 and December 31, 2003 and 2004, there were no prepaid advertising costs.

UNIVERSAL FOG, INC.

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Income/loss per share

Basic income/loss per share amounts are computed by dividing the net income or loss by the weighted average number of common stock shares outstanding. Diluted income/loss per share amounts reflect the maximum dilution that would have resulted from the issuance of common stock through potentially dilutive securities. Other than the convertible preferred stock (Note 2), the Company does not have any convertible securities, outstanding options or warrants that could potentially dilute the earnings of its common stockholders. Diluted loss per share amounts are computed by dividing the net income/loss (the preferred shares do not contain dividend rights) by the weighted average number of common stock shares outstanding plus the assumed issuance of the convertible preferred stock. For five months ended May 31, 2005 and the years ended December 31, 2004 and 2003, basic income/loss per share amounts are based on 34,126,247, 34,000,000 and 34,000,000 weighted-average number of common stock shares outstanding, respectively. For the five months ended May 31, 2005, no effect has been given to the assumed conversion of the convertible preferred stock shares as the effect would be antidilutive.

Stock based incentive program

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. The new standard will be effective for the Company in the first interim or annual reporting period beginning after December 15, 2005. The Company does not believe that the adoption of this standard will have a material impact on its consolidated financial statements.

Fair value of financial instruments

In accordance with the reporting requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments, the Company calculates the fair value of its assets and liabilities which qualify as financial instruments under this Statement and includes this additional information in the notes to the financial statements when the fair value is different than the carrying value of those financial instruments. The estimated fair value of cash, accounts receivable and accounts payable approximate their carrying amounts due to the short maturity of these instruments. The estimated fair value of the mortgage payable and advances from stockholders also approximates their carrying values because their terms are comparable to similar lending arrangements in the marketplace. At May 31, 2005, the Company did not have any other financial instruments.

Recent Accounting Pronouncements

During the five months ended May 31, 2005 and the year ended December 31, 2004, there were several new accounting pronouncements issued by the Financial Accounting Standards Board (FSAB) the most recent of which was Statement on Financial Accounting Standards (SFAS) No. 154, Accounting Changes and Error Corrections. Each of these pronouncements, as applicable, has been or will be adopted by the Company. Management does not believe the adoption of any of these accounting pronouncements has had or will have a material impact on the Company’s financial position or operating results.

UNIVERSAL FOG, INC.

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comprehensive income

SFAS No. 130, Reporting Comprehensive Income, establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statements and (b) display the accumulated balance of other comprehensive income separately in the equity section of a balance sheet. The Company’s comprehensive income does not differ from its reported net income.

2.	CAPITAL STRUCTURE DISCLOSURES

The Company’s capital structure is complex and consists of a series of convertible preferred stock and a general class of common stock. The Company is authorized to issue 310,000,000 shares of stock with a par value per share of $.0001, 10,000,000 of which have been designated as preferred shares and 300,000,000 of which have been designated as common shares.

Convertible preferred stock

On May 9, 2005, the Company issued 4,000,000 preferred stock shares to its majority common stockholder in exchange for the assignment of two patent rights (Notes 1 and 6). These shares are convertible into the Company’s common stock at the option of the holder any time after one year from the date of issuance. Each share of convertible preferred stock is convertible into one share of common stock. In the event of liquidation, these shares also allow the holder to exchange the shares for the Company’s office and manufacturing facilities (Notes 1 and 6). In addition, the shares will survive and not be affected by any recapitalization, reorganization or reverse stock split.

Common stock

Each common stock share contains one voting right and contains the rights to dividends if and when declared by the Board of Directors.

Stock options, warrants and other rights

As of May 31, 2005, the Company had not adopted any employee stock option plans and no other stock options, warrants or other stock rights have been granted or issued.

UNIVERSAL FOG, INC.

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.	RISKS AND UNCERTAINTIES

The Company operates in a highly specialized industry. The concept is inherent in nature, such as water vapor, clouds and fog, which occur due to the earth’s environment. Universal Fog, Inc.’s high pressure fog systems can create the same environment where and when you want it. Using normal tap water and pressurizing it to 800 PSI with our high-pressure pump modules, we force water through a series of patented brass and stainless steel nozzles creating a micro-fine mist or “fog”. With droplets ranging in size from 4 – 40 microns, the fog flash evaporates, removing unwanted heat in the process. Temperature drops up to 400 Fahrenheit are typical in situations where high heat and low humidity exist.

The concept of fog and its benefits have been in use for over 50 years. While most commonly known for cooling, fog can be used for a variety of applications.

These products are marketed outside the United States, which subjects the Company to foreign currency fluctuation risks.

4.	BORROWINGS

The Company’s borrowings consist of a mortgage payable and interest bearing advances payable to a stockholder (Note 6).

The mortgage payable was assumed and taken subject to the mortgage by the Company on January 3, 2005 when the land, office and manufacturing facilities were contributed to the Company as additional paid in capital by the Company’s majority stockholder (Notes 1 and 6). The mortgage payable bears interest at 8.4%, contains no restrictions or debt covenants and provides for monthly principal and interest payments of $1,443 through May 30, 2006 at which time the remaining principal and all accrued interest shall be due and payable.

The advances from Doyle Powell bear interest at 5.0%, are unsecured and provide for monthly principal and interest payments of $1,406 through March 2015. However, on May 30, 2005, the advances and interest payments due were repaid in full through the issuance 540,000 common shares. Advances from Tom Bontems are still outstanding as of this date.

At January 1, 2003, the Company owed its majority stockholder $104,247 from advances, net of repayments, made in prior years. During the five months ended May 31, 2005 additional advances of $4,647 were made and $36,000 of advances were repaid. During each of the years ended December 31, 2004 and 2003, the Company repaid $7,875 and $15,944, respectively, of these advances. The advances are unsecured, non-interest bearing and due upon demand as funds are available.

5.	COMMITMENTS AND CONTINGENCIES

Leases

At December 31, 2004, the Company was not obligated under any capital or operating lease agreements.

Legal matters

The Company is subject to legal proceedings that arise in the ordinary course of business. There are currently no legal proceedings pending and management does not believe any will arise that will have a material adverse affect on the Company’s consolidated financial position, operating results or cash flows.

UNIVERSAL FOG, INC.

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.	RELATED PARTY TRANSACTIONS

Stockholders

On January 3, 2005, the Company’s majority stockholder contributed as additional paid in capital the land, office and manufacturing facilities located at 1808 South First Avenue, Phoenix, Arizona to the Company. Because this transaction is one between entities under common control, these facilities were recorded into the Company’s books and records at the stockholder’s historical cost of $401,117. These facilities are security for a note payable (Note 4), which was also transferred to and assumed by the Company.

Additionally, the Company’s majority stockholder entered in to an agreement whereby he assigned certain patent rights to the Company in exchange for 4,000,000 shares of the Company’s convertible preferred stock (Note 2). These patent rights were also recorded at the stockholder’s historical cost of $50,218.

At January 1, 2003, the Company owed its majority stockholder $104,247 from advances, net of repayments, made in prior years. During the five months ended May 31, 2005 additional advances of $4,647 were made and $36,000 of advances were repaid. During each of the years ended December 31, 2004 and 2003, the Company repaid $7,875 and $15,944, respectively, of these advances. The advances are unsecured, non-interest bearing and due upon demand as funds are available.

Also, at January 1, 2003, the Company owed another stockholder $153,064 from advances, net of repayments, made in prior years. During the five months ended May 31, 2005 and each of the years ended December 31, 2004 and 2003, the Company repaid $4,282, $9,921 and $9,437, respectively, of these advances. The advances were unsecured and payable with interest at 5.0% in monthly payments of $1,406 through March 2015. On May 30, 2005, the outstanding advances totaling $129,424 were repaid through the issuance of 540,000 common stock shares.

7.	INCOME TAXES

The Company accounts for corporate income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In addition, future tax benefits, such as those from net operating loss carry forwards, are recognized to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

UNIVERSAL FOG, INC.

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Prior to the Company’s merger with Edmonds 6, Inc. (Note 1), the Company was treated for federal and state income tax reporting purposes as an S corporation whereby its income/loss was taxed directly to its stockholder and corporate level income taxes were not paid. After May 9, 2005, the Company will no longer be treated as an S corporation and will be subject to federal and state income taxes. As of May 31, 2005, the Company has a net operating loss attributable to the period from May 9th through May 31st of approximately $15,000 available to offset future taxable income, which will expire in 2025.

A reconciliation of income tax expense at the statutory federal rate of 34% to income tax expense at the Company’s effective tax rate for the five months ended May 31, 2005 and for each of the years ended December 31, 2004 and 2003 is as follows.

		2005	2004		2003
Tax expense (benefits) computed
at statutory rate	$	(19,754)	$35,783	$	(19,960)
Surtax exemptions		2,940	-		-
State income taxes net of
federal benefit		(1,083)	-		-
Taxes attributable to earnings
as an S corporation		9,466	(35,783)		19,960
Increase in valuation allowance		8,431	-		-

		$-	$-		$-

The Company uses the accrual method of accounting for income tax reporting purposes. Significant components of the Company’s deferred tax assets (benefits) and liabilities are summarized below.

2005
Deferred tax assets:
Net operating loss carry forward	$3,405
Allowance for doubtful accounts	5,026
Less valuation allowance	(8,431)
-
Deferred tax liabilities:
Depreciation differences	-
Net deferred tax assets	$-

UNTIL (INSERT DATE), ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER’S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

Page

Prospectus Summary	5
Risk Factors	5
Forward Looking Statements	7
Use of Proceeds	7
Market for Common Equity	8
Management’s Discussion and Analysis	8
Balance Sheet Summary	11
Our Business	12
Legal Proceedings	16
Description of Property	16
Management	16
Certain Relationships and Related Transactions	18
Executive Compensation	18
Security Ownership of Certain Beneficial Owners and Management	18
Description of Our Capital Stock	19
Determination of Offering Price	20
Selling Stockholders	20
Plan of Distribution	22
Interests of Named Experts and Counsel	23
SEC’s Position on Indemnification for Securities Act Liability	23
Changes in and Disagreements with Accountants	23
Where You Can Find More Information	24
Index to Financial Statements	24

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. Indemnification of Directors and Officers

The articles of incorporation generally limit the personal liability of directors for monetary damages for any act or omission in their capacities as directors to the fullest extent permitted by law. In addition, our bylaws provide that the Company shall indemnify and advance or reimburse reasonable expenses incurred by, directors, officers, employees, or agents of the Company, to the fullest extent that a Company may grant indemnification to a director under Delaware Corporate Law, and may indemnify such persons to such further extent as permitted by law.

ITEM 25. Other Expenses of Issuance and Distribution

The following is an itemized statement of the estimated amounts of all expenses payable by the registrant in connection with the registration of the common stock offered hereby:

SEC filing fee	$916
Legal fees	$20,000
Accounting fees	$10,000
Printing costs	$1,000
Miscellaneous	$5,000
Total	$36,916

ITEM 26. Recent Sales of Unregistered Securities

In April 2005 UFI raised $68,322 through the sale of 2,000,000 shares of its common stock at a price of $0.05 per share for a total of $100,000 with the balance of $38,678 being a subscription receivable. In May 2005 UFI raised $35,000 through the sale of 140,000 shares of its common stock at a price of $0.25 per share. In August 2005 UFI raised $214,700 through the sale of 858,800 shares of its common stock at a price of $0.25 per share. All of these shares were issued under exemptions from the Federal Securities Laws in accordance with Rule 506 of the Securities Act of 1933, as amended (the “Securities Act”).

During the month of May 2005, UFI also issued 540,000 shares of its common stock to Doyle Powell in exchange for the extinguishment of debt in the amount of $135,000. Such shares were issued under exemption from registration in accordance with Section 4(2) of the Securities Act.

During the months of May 2005 through August 2005 UFI issued an aggregate of 513,500 shares of its common stock in exchange for services rendered on behalf of UFI by certain third parties. In August 2005 UFI issued an aggregate of 54,500 shares of its common stock to its employees in exchange for services rendered on behalf of UFI. UFI also issued 40,000 shares to members of its Board of Directors as 2005 Director Compensation and 384,000 shares were issued to Vincent & Rees for attorneys’ fees. An additional 35,000 shares were issued as commissions. All of these shares were issued under exemption from registration in accordance with Section 4(2) of the Securities Act.

In May 2005, we issued 4,000,000 shares of preferred stock, convertible into common stock on a one-for-one basis at the option of the holder, Tom Bontems, in exchange for his contribution of certain patents to the Company, as referenced in Exhibit 2.4 to this Registration Statement. Such shares were issued under exemption from registration in accordance with Section 4(2) of the Securities Act.

No form of general solicitation or advertising was utilized by UFI at any time with respect to any of the sales of UFI stock.

ITEM 27. Exhibits

Unless otherwise noted, all exhibits have been previously filed.

Exhibit No.	Description
2.1

Stock Purchase Agreement dated as of April 8, 2005 between Richard Neussler and Tom Bontems, incorporated herein by reference, filed as an exhibit to the Company’s Current Report on Form 8-K on April 14, 2005, file number 000-51060.

2.2

Stock Purchase Agreement and Share Exchange dated as of May 9, 2005 between the Company and Universal Fog Inc. and the shareholders of Universal Fog, incorporated herein by reference, filed as an exhibit to the Company’s Current Report on Form 8-K on May 12, 2005, file number 000-51060.

2.3

Agreement dated as of January 3, 2005 between Tom Bontems and Universal Fog, Inc. regarding the property located at 1808 South 1st Avenue, Phoenix, AZ, incorporated herein by reference, filed as an exhibit to Amendment No. 1 to the Company’s Registration Statement on Form SB-2 on January 27, 2006, registration number 333-128831.

2.4	Agreement dated as of January 3, 2005 between Tom Bontems and Universal Fog, Inc. regarding certain patents. (1)
3.1	Certificate of Incorporation, incorporated herein by reference, filed as an exhibit to the Company’s Registration Statement on Form 10-SB on December 1, 2004, file number 000-51060.

3.2	Bylaws, incorporated herein by reference, filed as an exhibit to the Company’s Registration Statement on Form 10-SB on December 1, 2004, file number 000-51060.

5.1	Opinion of Vincent & Rees, LC regarding legality. (1)

23.1	Consent of Turner, Stone & Company, L.L.P. (1)

(1) filed herewith.

ITEM 28. Undertakings.

(a)	The undersigned registrant hereby undertakes that it will:

(1)	File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any additional or changed material information on the plan of distribution;
(2)

For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that it will:

(1)

For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497 (h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2)

For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

 SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this amendment to be signed on its behalf by the undersigned on March 10, 2006

Universal Fog, Inc.

By:	/s/ Tom A. Bontems
Chief Executive Officer
By:	/s/	Tom A. Bontems
Chief Financial Officer

Signature	Title	Date

/s/ Tom A. Bontems Tom A. Bontems	President, Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors	March 10, 2006

/s/ Teri Foster Teri Foster	Director	March 10, 2006

/s/ Jack C. Robinson Jack C. Robinson	Director	March 10, 2006

/s/ Hall E. Ewing Hall E Ewing	Director and Secretary	March 10, 2006

II-4